EXHIBIT 99.4

SECOND AMENDED AND RESTATED STOCK PURCHASE AND BACKSTOP AGREEMENT

by and among

K-V Pharmaceutical Company

and

The Investors listed on Appendix 1 hereto

Dated as of June 6, 2013

TABLE OF CONTENTS

Page

1.	Purchase and Sale		2
	1.1.	The Rights Offering	2
	1.2.	Direct Commitments	3
	1.3.	Purchase and Sale Arrangements	4
	1.4.	Closing	6
	1.5.	Commitment Fee	7
	1.6.	Transaction Expenses	8
	1.7.	Interest; Costs and Expenses; Administrative Expense	8

2.	Representations and Warranties of the Company		8
	2.1.	Organization of the Company	9
	2.2.	Capitalization of the Company	9
	2.3.	Issuance	9
	2.4.	Organization and Capitalization of the Subsidiaries	9
	2.5.	Authority; No Conflict	10
	2.6.	Legal Proceedings	11
	2.7.	Exemption from Registration	11
	2.8.	Title to Intellectual Property	11
	2.9.	Licenses and Permits	12
	2.10.	Compliance With Laws	12
	2.11.	Compliance With Environmental Laws	12
	2.12.	Financial Statements	12
	2.13.	Title to Property; Leases	12
	2.14.	Brokers or Finders	13
	2.15.	Arm's Length	13
	2.16.	Tax Matters	13
	2.17.	Takeover Statutes	14
	2.18.	No Off-Balance Sheet Liabilities	14
	2.19.	Labor Relations; Employees	14
	2.20.	Employee Benefit Plans	15
	2.21.	Company SEC Documents and Disclosure Statement	15
	2.22.	No Unlawful Payments	15
	2.23.	Compliance with Money Laundering Laws	16
	2.24.	Compliance with Sanctions Laws	16
	2.25.	Absence of Certain Changes	16
	2.26.	Material Contracts	17
	2.27.	Internal Control Over Financial Reporting	17
	2.28.	Disclosure Controls and Procedures	17

3.	Representations and Warranties of the Investors		18
	3.1.	Organization of Such Investor	18

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	3.2.	Authority; No Conflict	18
	3.3.	Shares Not Registered	19
	3.4.	Legends	19
	3.5.	Acquisition for Own Account	19
	3.6.	Accredited Investor	19
	3.7.	Intentionally omitted	19
	3.8.	Brokers or Finders	19
	3.9.	Legal Proceedings	19
	3.10.	Sufficiency of Funds	19
	3.11.	Information	20
	3.12.	Arm’s Length	20

4.	Covenants of the Company		20
	4.1.	Agreement Motion and Agreement Order	20
	4.2.	Rights Offering	20
	4.3.	Conditions Precedent	20
	4.4.	Notification	21
	4.5.	HSR Act	21
	4.6.	New Registration Rights Agreement and New Stockholders Agreement	21
	4.7.	Conduct of the Business	21
	4.8.	Access to Information	23
	4.9.	Alternate Transaction Proposals	23
	4.10.	Agreement to Support the Chapter 11 Plan	26
	4.11.	Public Disclosure	26

5.	Covenants of the Investors		27
	5.1.	Conditions Precedent	27
	5.2.	HSR Act	27
	5.3.	Information	27
	5.4.	Agreement Order	27
	5.5.	Agreement to Support the Chapter 11 Plan	27
	5.6.	Transfers	28

6.	Conditions to Closing		29
	6.1.	Conditions Precedent to Obligations of the Investors	29
	6.2.	Conditions Precedent to Obligations of the Company	31
	6.3.	Waiver of Conditions	32

7.	Termination		32

8.	Indemnification		36

9.	Survival of Representations and Warranties		36

10.	Amendments and Waivers		36

11.	Notices, etc		37

12.	Miscellaneous		39
	12.1.	Assignment; Third Party Beneficiaries	39

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	12.2.	Severability	39
	12.3.	Entire Agreement	39
	12.4.	Counterparts	39
	12.5.	Governing Law	39
	12.6.	Submission to Jurisdiction	40
	12.7.	Waiver of Trial by Jury	40
	12.8.	Further Assurances	40
	12.9.	No Specific Performance	40
	12.10.	Headings	40
	12.11.	Interpretation; Rules of Construction	41
	12.12.	Non-Recourse	41
	12.13.	Several, Not Joint, Obligations	41
	12.14.	Disclosure	41
	12.15.	Equity Commitment Agreement	41
	12.16.	Effectiveness	41

13.	Definitions		41
	13.1.	Certain Defined Terms	41

Exhibits:

A – [Reserved]

B – New Charter

C – New By-laws

D – New Stockholders Agreement

E – Chapter 11 Plan

F – Indemnification Provisions

G – New Registration Rights Agreement

iii

THIS SECOND AMENDED AND RESTATED STOCK PURCHASE AND BACKSTOP AGREEMENT (as it may be amended, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of June 6, 2013, by and among K-V Pharmaceutical Company, a Delaware corporation (as a debtor-in-possession and a reorganized debtor, as applicable, the “Company”), and each of the undersigned entities and/or their investment advisors, managers, intermediaries or nominees set forth on Appendix 1 hereto (each, an “Investor” and, collectively, the “Investors”). Capitalized terms used in this Agreement are defined in Section 13 hereof.

RECITALS

WHEREAS, on August 4, 2012, each of the Company, K-V Discovery Solutions, Inc., DrugTech Corporation, FP1096, Inc., K-V Generic Pharmaceuticals, Inc., K-V Solutions USA, Inc., Ther-Rx Corporation and Zeratech Technologies USA, Inc. (collectively, the “Debtors”) filed voluntary petitions for relief (the “Chapter 11 Cases”) under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), before the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, on May 3, 2013, the Company and the Investors executed a Stock Purchase and Backstop Agreement (the “Original Agreement”), and the Company filed motions, including a motion (the “Agreement Motion”) seeking the entry of an order of the Bankruptcy Court (the “Agreement Order”) (a) approving and authorizing the Company to enter into this Agreement, and (b) authorizing the Company and the other Debtors to perform their respective obligations hereunder, including the payment (1), in accordance with, and subject to, the terms and conditions hereof, of the Transaction Expenses and the Alternate Transaction Damages provided for herein and (2) the fees and expenses provided for under the Contemplated Exit Facility, and supporting papers (the “Original Papers”) asking the Bankruptcy Court to approve the Original Agreement;

WHEREAS, the Company and the Investors executed an Amended and Restated Stock Purchase and Backstop Agreement, dated as of May 28, 2013, which amended and restated the Original Agreement in its entirety (the “Amended Agreement”), and the Company filed motions and supporting papers on May 29, 2013 and May 30, 2013 asking the Bankruptcy Court to approve the Amended Agreement;

WHEREAS, the Bankruptcy Court has not approved the Original Agreement or the Amended Agreement;

WHEREAS, the Company and the Investors now wish to enter into this Agreement, which amends and restates the Amended Agreement in its entirety;

WHEREAS, the Investors and the Company are seeking to implement a restructuring of the Company pursuant to the terms and conditions set forth in the Chapter 11 Plan;

WHEREAS, the Company intends to propose and submit the Chapter 11 Plan to the Bankruptcy Court for its approval;

WHEREAS, on or prior to June 7, 2013, the Company intends to file with the Bankruptcy Court supporting papers with respect to this Agreement;

WHEREAS, the Company has requested that the Investors, severally and not jointly, participate in the Chapter 11 Plan, and the Investors are willing to participate in the Chapter 11 Plan, on the terms and subject to the conditions contained in this Agreement;

WHEREAS, pursuant to the Chapter 11 Plan, the Company will conduct a rights offering, on the terms set forth in the Chapter 11 Plan and this Agreement (the “Rights Offering”), by distributing to each holder of an Allowed Convertible Subordinated Notes Claim that is an Accredited Investor (and/or its investment advisor, manager, intermediary or nominee that is an Accredited Investor) as of the Voting Record Date (“Eligible Holders”) non-transferable, non-certificated rights (“Rights”) to acquire, at a purchase price of $20 per share (the “Purchase Price”), such Eligible Holder’s Pro Rata Share of 11,900,000 shares (the “Rights Offering Shares”) of new common stock of the reorganized Company (the “New Common Stock”);

WHEREAS, in order to facilitate the Rights Offering, pursuant to this Agreement, and subject to the terms, conditions and limitations set forth herein, (a) each Investor, severally and not jointly, has agreed to purchase in the Rights Offering, and the Company has agreed to sell to such Investor on the Effective Date, at the Purchase Price, the number of Rights Offering Shares corresponding to such Investor’s name as set forth on Appendix 1 hereto (as to each Investor, such Investor’s Rights Offering Shares), representing such Investor’s pro rata share of the Rights Offering Shares, and (b) each Investor, other than those advised by Kingdon Capital Management, L.L.C. (collectively, “Kingdon”), severally and not jointly, has agreed to purchase on the Effective Date, and the Company has agreed to sell to each Investor on the Effective Date, at the Purchase Price, such Investor’s Backstop Commitment Percentage of the Rights Offering Shares that have not been validly subscribed for by Eligible Holders by the Rights Offering Deadline (the “Unsubscribed Shares”);

WHEREAS, in order to supplement the funds to be raised in the Rights Offering, pursuant to this Agreement, and subject to the terms, conditions and limitations set forth herein, each Investor, severally and not jointly, has agreed to purchase on the Effective Date, and the Company has agreed to sell to such Investor on the Effective Date, at the Purchase Price, the number of shares of New Common Stock (the “Direct Subscription Shares”) corresponding to such Investor’s name under the column entitled “Direct Subscription Shares”) on Appendix 1 hereto (as to each Investor, such Investor’s Direct Subscription Shares); and

WHEREAS, the Rights Offering Shares and Direct Subscription Shares, collectively, will represent 88% of the total shares of New Common Stock to be issued as of the Effective Date;

WHEREAS, the shares of New Common Stock issued herein as a Commitment Fee will represent 5% of the total shares of New Common Stock to be issued as of the Effective Date; and

WHEREAS, as a result of the commitments by the Investors hereunder, the Investors have committed hereunder to invest up to a total of $275 million in the reorganized Company, subject to the terms hereof.

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the Company and the Investors agree as follows:

1.     The Rights Offering; Direct Commitments; Purchase and Sale Arrangements.

1.1.     The Rights Offering.

(a)     The Company will commence the Rights Offering contemporaneously with, and as part of, the solicitation process for the Chapter 11 Plan. The Rights Offering shall be conducted and consummated on the terms, subject to the conditions and in accordance with the Rights Offering Procedures.

(b)     In the Rights Offering, each Investor, severally and not jointly, agrees to subscribe for, pursuant to the Rights Offering, and purchase at the Closing, and the Company agrees to sell to such Investor at the Closing, at the aggregate Purchase Price therefor, such Investor’s Rights Offering Shares as set forth on Appendix 1 hereto in full on the terms set forth in the Chapter 11 Plan and the Rights Offering Procedure.

(c)     Each Backstop Investor hereby agrees, severally and not jointly, to purchase at the Closing, and the Company hereby agrees to sell and issue to such Backstop Investor, at the aggregate Purchase Price therefor, such Backstop Investor’s Backstop Commitment Percentage of all Unsubscribed Shares as of the Rights Offering Deadline; provided, that each Backstop Investor shall have no obligation to purchase Unsubscribed Shares that are Rights Offering Shares which another Investor is obligated to purchase pursuant to Section 1.1(b), except to the extent otherwise provided in Section 1.3. The Rights Offering Shares which each of the Investors is required to purchase pursuant to Section 1.1(b) and the Unsubscribed Shares which each of the Backstop Investors is required to purchase pursuant to this Section 1.1(c) are referred to herein as such Investor’s “Equity Investor Shares”.

(d)     Any purchase of New Common Stock by an Investor pursuant to Section 1.1(b) and Section 1.1(c) shall be on the terms, subject to the conditions, and in reliance on the representations and warranties set forth in this Agreement, and, in each case, on the terms set forth in the Chapter 11 Plan and the Rights Offering Procedures. The shares purchased pursuant to Section 1.1(b) and Section 1.1(c) shall, upon issuance thereof, be duly authorized, validly issued, fully paid and nonassessable, and free and clear of any Encumbrances, other than Encumbrances created by Legal Requirements, the New Stockholders Agreement or the Organizational Documents of the Company.

(e)     The Company hereby agrees and undertakes to deliver to the Investors a certification by an executive officer of the Company of either (i) a true and accurate calculation of the number of Unsubscribed Shares, and the aggregate Purchase Price therefor (a “Purchase Notice”), or (ii) in the absence of any Unsubscribed Shares, the fact that there are no Unsubscribed Shares and that the Backstop Commitments are terminated (a “Satisfaction Notice”), in either case as soon as practicable after the Rights Offering Deadline and, in any event, at least five (5) Business Days prior to the Effective Date (the date of transmission of confirmation of delivery (pursuant to Section 11) of a Purchase Notice or a Satisfaction Notice, the “Determination Date”).

1.2.     Direct Commitments. On the terms, subject to the conditions, and in reliance on the representations and warranties set forth in this Agreement, each Investor hereby agrees, severally and not jointly, to purchase at the Closing, and the Company hereby agrees to sell and issue to such Investor at the Closing, at the aggregate Purchase Price therefor, such Investor’s Direct Subscription Shares, which shares shall, upon issuance thereof, be duly authorized, validly issued, fully paid and nonassessable, and free and clear of any Encumbrances, other than Encumbrances created by Legal Requirements, the New Stockholders Agreement or the Organizational Documents of the Company.

1.3.     Purchase and Sale Arrangements.

(a)     In the event that an Investor defaults on its obligation to purchase Rights Offering Shares pursuant to Section 1.1(b) or Direct Subscription Shares pursuant to Section 1.2 or in the event that a Backstop Investor defaults on its obligation to purchase Unsubscribed Shares under Section 1.1(c) or in the event that an Investor defaults on its obligations under this Section 1.3(a) (each such Investor, a “Defaulting Investor”), and subject to the terms and conditions contained in this Section 1.3(a), then each Backstop Investor that is not a Defaulting Investor (each, a “Non-Defaulting Investor”) hereby agrees, severally and not jointly, to purchase, and the Company hereby agrees to sell and issue to such Non-Defaulting Investor, at the aggregate Purchase Price therefor, such Non-Defaulting Investor’s Adjusted Commitment Percentage (determined in accordance with Section 1.4(b)) of all Rights Offering Shares, Direct Subscription Shares and/or Unsubscribed Shares required to be purchased by the Defaulting Investor pursuant to Section 1.1(b), Section 1.1(c), Section 1.2 or this Section 1.3(a), as applicable, and not so purchased; provided, that in no event or under any circumstances shall any Investor be required to (i) make an investment (whether in cash or exchange of DIP Claims or otherwise) in excess of such Investor’s Total Investor Commitment Amount or (ii) purchase or subscribe for such Defaulting Investor’s Rights Offering Shares, Direct Subscription Shares and/or Unsubscribed Shares unless, as a result of such purchases by all Non-Defaulting Investors, the total proceeds to be paid to the Company as of the Closing from the Rights Offering and the purchase of Direct Subscription Shares and Unsubscribed Shares pursuant to Section 1.1, Section 1.2 and this Section 1.3(a) shall equal at least the aggregate amount of all the Investors’ Total Investor Commitment Amounts; provided, that any DIP Claims deemed surrendered pursuant to a Defaulting DIP Lender Exchange under Section 1.3(a) shall be deemed proceeds paid to the Company. The parties acknowledge and agree that (i) the obligations of the Non-Defaulting Investors pursuant to this Section 1.3(a) shall not be in limitation of any rights or remedies that the Company or any Non-Defaulting Investor may exercise against a Defaulting Investor, and (ii) if any Defaulting Investor shall hold a DIP Claim as of the Effective Date, the Company shall elect to deem all or any portion of such DIP Claim held by such Defaulting Investor surrendered in exchange for a number of shares of New Common Stock equal to the aggregate amount of such DIP Claim that the Company elects to deem surrendered (but no greater than the total amount of such Investor’s Total Investor Commitment Amount on which such Defaulting Investor has defaulted) divided by the Purchase Price (a “Defaulting DIP Lender Exchange”), which such New Common Stock issued pursuant to a Defaulting DIP Lender Exchange will be applied, first, to any default with respect to Direct Subscription Shares and Rights Offering Shares, pro rata based on the number of Direct Subscription Shares and Rights Offering Shares such Defaulting Investor committed to purchase hereunder, before being applied to any Unsubscribed Shares any such Defaulting Investor committed to purchase hereunder. In connection with any Defaulting DIP Lender Exchange, each Investor hereby constitutes and appoints the Company as such Investor’s true and lawful agent and attorney-in-fact, with full power and authority in such Investor’s name, place and stead, with full power of substitution, to execute (A) any agreements, instruments of conveyance and assignment as may be necessary, appropriate, proper, advisable, incidental or convenient to consummate such Defaulting DIP Lender Exchange (including, without limitation, any amendment to the DIP Credit Agreement, if necessary), and (B) such related instruments as may be necessary, appropriate, proper, advisable, incidental or convenient to evidence such consummation. The Rights Offering Shares, Direct Subscription Shares and/or Unsubscribed Shares which each of the Non-Defaulting Investors is required to purchase on the terms and subject to the conditions contained in this Section 1.3(a) are referred to herein as such Non-Defaulting Investor’s “Defaulting Shares” and, together with the Unsubscribed Shares it is required to purchase pursuant to Section 1.1(c), such Non-Defaulting Investor’s “Backstop Shares”.

(b)     In the event that (A) any Investor defaults on its obligation to purchase Rights Offering Shares under Section 1.1(b) or Direct Subscription Shares under Section 1.2, a Backstop Investor defaults on its obligation to purchase Unsubscribed Shares under Section 1.1(c) or any Investor defaults on its obligations under Section 1.3(a), and (B) pursuant to the provisions of Section 1.3(a), the total proceeds to be paid to the Company as of the Closing from the Rights Offering and the purchase of Direct Subscription Shares and Unsubscribed Shares pursuant to Section 1.1, Section 1.2 and this Section 1.3 (including through a Defaulting DIP Lender Exchange) do not equal at least the aggregate amount of all the Investors’ Total Investor Commitment Amounts, then the Non-Defaulting Investors shall have the right, but shall not be obligated, to elect to purchase, at the Purchase Price, any or all such Rights Offering Shares, Direct Subscription Shares and/or Unsubscribed Shares that such Defaulting Investor was obligated but failed to purchase (in proportion to the respective Total Investor Commitment Amounts of the Non-Defaulting Investors so electing or in such other proportions as such Non-Defaulting Investors may agree); provided, however, if the remaining Non-Defaulting Investors do not elect to purchase all the Rights Offering Shares, Direct Subscription Shares and/or Unsubscribed Shares that the Defaulting Investor was obligated but failed to purchase (after accounting for any Defaulting DIP Lender Exchange), then the Company may seek to arrange for one or more third parties who are able to make the representations set forth in Section 3 hereof to become Investors hereunder (each such Person, a “Third Party Investor”) and purchase the Remaining Rights Offering Shares, Direct Subscription Shares and/or Unsubscribed Shares (as applicable) at the Purchase Price and on identical terms and conditions set forth in this Agreement, including all Exhibits hereto. For purposes of this Agreement, the term “Remaining Rights Offering Shares, Direct Subscription Shares and/or Unsubscribed Shares” shall mean the Rights Offering Shares, Direct Subscription Shares and/or Unsubscribed Shares that (i) the Defaulting Investor was required to purchase but did not purchase and (ii) the Non-Defaulting Investors elect not to purchase pursuant to the immediately preceding sentence. The Company shall promptly notify each of the Non-Defaulting Investors of the identities of all prospective Third Party Investors that the Company negotiates with regarding the purchase of any Remaining Rights Offering Shares, Direct Subscription Shares and/or Unsubscribed Shares. Any such Third Party Investor shall be entitled to receive, at Closing, a pro rata portion of the Defaulting Investor’s Commitment Fee (based upon the portion of the Defaulting Investor’s stock purchase obligations that are assumed by such Third Party Investor). The Investors acknowledge and agree that if the Company identifies one or more third parties who are able to make the representations set forth in Section 3 hereof to become Investors hereunder and purchase all Remaining Rights Offering Shares, Direct Subscription Shares and/or Unsubscribed Shares of the Defaulting Investor(s) at the Purchase Price and are ready, willing and able to sign a joinder to this Agreement which shall provide that such third party will become an Investor hereunder with respect to all Remaining Rights Offering Shares, Direct Subscription Shares and/or Unsubscribed Shares on substantially identical terms and conditions set forth in this Agreement, including all Exhibits hereto, then each such Investor shall reasonably cooperate with the Company in its efforts to cause such third party to become a party to this Agreement and an Investor hereunder; provided, however, that in the event that the Non-Defaulting Investors object to any Person becoming a Third Party Investor, the Non-Defaulting Investors shall have the right (even if they did not initially elect to do so) to purchase (at the Purchase Price) the Remaining Rights Offering Shares, Direct Subscription Shares and/or Unsubscribed Shares that such Person was prepared to purchase and thereby preclude such Person from becoming a Third Party Investor. For the avoidance of doubt, if the Non-Defaulting Investors object to any prospective Third Party Investors but do not elect to purchase (at the Purchase Price) the Remaining Rights Offering Shares, Direct Subscription Shares and/or Unsubscribed Shares that such Person is prepared to purchase, such Person shall not be precluded from becoming a Third Party Investor hereunder. No Person seeking to become a Third Party Investor shall have any rights under this Agreement and shall not be a third-party beneficiary hereof unless and until such Person signs a joinder agreement in form and substance reasonably satisfactory to the Company and the Non-Defaulting Investors. If such arrangements with third parties are not made within thirty (30) days of the day on which the Closing would have occurred if no default had occurred hereunder, then, so long as each Non-Defaulting Investor has complied in all material respects with its obligations pursuant to this Section 1.3(b), the Non-Defaulting Investors may terminate this Agreement. Nothing contained in this Section 1.3(b), including, if applicable, the termination of this Agreement, shall relieve a Defaulting Investor of any liability it may have to the other parties hereto and/or any other person or entity, including the Debtors or the Committee, resulting from its default; provided, however, that no Investor shall be liable for its breach of this Agreement in excess of the amount provided for in Section 12.9.

1.4.     Closing.

(a)     The closing hereunder of the purchase and sale of Rights Offering Shares, Direct Subscription Shares and Backstop Shares with respect to the Investors (the “Closing”) will occur at 10:00 a.m., New York City time, on the Effective Date; provided, however, that if, as of the date established as the Effective Date, any Investor has become a Defaulting Investor on, or within five (5) Business Days prior to, the anticipated Closing and the Non-Defaulting Investors are required or elect to purchase such Defaulting Investor’s Shares pursuant to Section 1.3(a) or Section 1.3(b), respectively, the Effective Date shall be postponed and the Closing shall occur at 10:00 a.m., prevailing Eastern time, on a Business Day mutually agreed upon between the Company and the Requisite Investors (not to exceed five (5) Business Days following the previously scheduled Effective Date); provided, further, however, that if, as of the date established as the Effective Date, (1) any Investor has become a Defaulting Investor, (2) the Non-Defaulting Investors are not required or do not elect to purchase all of such Defaulting Investor’s Shares, and (3) one or more third parties agrees to purchase such Defaulting Investor’s Remaining Rights Offering Shares, Direct Subscription Shares and/or Unsubscribed Shares in accordance with Section 1.3(b), then the Effective Date shall be postponed and the Closing shall occur at 10:00 a.m., prevailing Eastern time, on a Business Day mutually agreed upon between the Company and the Requisite Investors (not to exceed five (5) Business Days following the date on which there are Investors with commitments to purchase all of the Shares of the Defaulting Investor(s)). At the Closing, (i) each Investor shall pay to the Company an amount equal to the product of (A) the sum of the number of shares of New Common Stock to be purchased by such Investor pursuant to Sections 1.1, 1.2 and 1.3, and (B) the Purchase Price, by (x) wire transfer of immediately available funds to an account designated by the Company pursuant to wire instructions previously provided by the Company to such Investor no later than at least two (2) Business Days prior to the anticipated Effective Date, (y) executing and delivering to the Company a duly completed DIP Exchange Form (as defined in the Rights Offering Procedures), prior to the Rights Offering Deadline (as defined in the Rights Offering Procedures), whereby such Investor agrees to surrender in exchange for such Rights Offering Shares, Direct Subscription Shares or Backstop Shares all or a portion of the DIP Claims held by such Investor (or by an Affiliate of such Investor), or (z) a combination of (x) and (y) above, and (ii) the Company shall issue and deliver to each Investor its Commitment Fee Shares and the number of shares of New Common Stock purchased by such Investor pursuant to Sections 1.1, 1.2 and 1.3, in each case duly authorized, validly issued, fully paid and nonassessable, and free and clear of any Encumbrances, other than Encumbrances created by Legal Requirements, the New Stockholders Agreement or the Organizational Documents of the Company, as well as (A) a certificate or certificates duly executed on behalf of the Company registered in the name of such Investor (or its designee(s)) representing the number of Shares to be issued to such Investor by the Company pursuant to this Agreement, and (B) such other certificates, counterparts to agreements, documents or instruments required by it to be delivered to such Investor pursuant to Section 6.1 or reasonably requested by any Investor. The agreements, instruments, certificates and other documents to be delivered on the Effective Date by or on behalf of the Company will be delivered to the Investors at the offices of Lowenstein Sandler LLP, 1251 Avenue of the Americas, New York, New York 10020 (Attn: Peter Ehrenberg, Esq.).

(b)     In no event shall any Investor be required to purchase (whether in cash or exchange of DIP Claims or otherwise) Rights Offering Shares, Direct Subscription Shares and/or Backstop Shares for an aggregate Purchase Price that exceeds the Total Investor Commitment Amount for such Investor. In the event that a Non-Defaulting Investor is not required to purchase Defaulting Shares because such purchase would result in the aggregate Purchase Price being paid by such Non-Defaulting Investor for Rights Offering Shares, Direct Subscription Shares and Backstop Shares to exceed the Total Investor Commitment Amount for such Non-Defaulting Investor (whether in cash or exchange of DIP Claims or otherwise), then the other Non-Defaulting Investors’ Adjusted Commitment Percentage shall be recalculated, for purposes of Section 1.3(a) assuming solely for the purpose of this calculation that the Non-Defaulting Investor that is not required to purchase Defaulting Shares is a Defaulting Investor.

(c)     All Shares will be delivered with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by the Company to the extent required under the Confirmation Order or applicable Legal Requirements.

(d)     Notwithstanding anything to the contrary in this Agreement (but without limiting the provisions of Section 12.1), any Investor, in its sole discretion, may designate that some or all of the Shares be issued in the name of, and delivered to, one or more of its Affiliates over which such Investor or any of its Affiliates exercises investment authority (including any Related Fund of such Investor), including, without limitation, with respect to voting and dispositive rights and provided such Affiliate is an Accredited Investor.

1.5.     Commitment Fee. To compensate the Investors for the risk of their undertakings herein, the Company shall pay to the Investors, in the aggregate and in accordance with the terms of the Chapter 11 Plan, on the Effective Date, a commitment fee (the “Commitment Fee”) in the form of 781,250 shares of New Common Stock (the “Commitment Fee Shares”). The Commitment Fee shall be paid to the Investors in accordance with the allocations thereof set forth on Appendix 1; provided, that any Investor, in its sole discretion, may designate that some or all of its Commitment Fee Shares be issued in the name of, and delivered to, one or more other Persons (including, for the avoidance of doubt, any other holder of Convertible Notes), provided such other Person is an Accredited Investor; provided, further, however, that, subject to Section 1.3(b), the entire portion of the Commitment Fee payable to a Defaulting Investor shall be paid as an additional fee to each of the Non-Defaulting Investors on a pro rata basis based on the number of Defaulting Shares not purchased by the Defaulting Investor but purchased by each such Non-Defaulting Investor, and each Defaulting Investor hereby consents to such payment and waives any right or entitlement to receive any portion of the Commitment Fee. The Commitment Fee shall be approved as part of the Chapter 11 Plan and paid at the Closing without any further action required of or entertained by the Bankruptcy Court. The Commitment Fee shall be earned and payable without regard to whether the Rights Offering is fully subscribed. For the avoidance of doubt, the Commitment Fee Shares shall be issued to the Investors in accordance with the terms of this Section 1.5 and the Commitment Fee Shares shall, upon issuance thereof, be duly authorized, validly issued, fully paid and nonassessable, and free and clear of any Encumbrances, other than Encumbrances created by Legal Requirements, the New Stockholders Agreement or the Organizational Documents of the Company.

1.6.     Transaction Expenses. The Company will be obligated to reimburse or pay the reasonable and documented fees, costs and expenses of the Investors (whether incurred prior to or after the date of this Agreement) and the Ad Hoc Counsel (but, with respect to the Ad Hoc Counsel, only to the extent incurred after May 24, 2013 and subject to an aggregate cap of $150,000) in connection with (w) the exploration and discussion of the Original Agreement, the Amended Agreement, this Agreement, the Chapter 11 Plan, the Rights Offering and the Contemplated Transactions (including any expenses related to obtaining required consents of Governmental Bodies and other Persons), (x) any due diligence related to the Original Agreement, the Amended Agreement, this Agreement and the Contemplated Transactions, (y) the preparation and negotiation of the Original Agreement, the Amended Agreement, this Agreement, the Chapter 11 Plan (and related documents) and the proposed documentation of the Contemplated Transactions and (z) the implementation of the Contemplated Transactions (including any legal proceedings (A) in connection with the confirmation of the Chapter 11 Plan and approval of the Disclosure Statement, and objections thereto (other than objections of any Investor or any Affiliate of an Investor), and any other actions in the Chapter 11 Cases related thereto and (B) to enforce the Investors’ rights against the Company (but not against any other Investor) under this Agreement, the Chapter 11 Plan and any other agreement or document entered into in connection with the Contemplated Transactions, including, without limitation, all reasonable fees and expenses of each legal counsel retained by any of the Investors, filing fees (if any) required by the Hart Scott Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any expenses relating thereto, and all Bankruptcy Court and other judicial and regulatory proceedings related to such transactions (collectively, “Transaction Expenses”). Transaction Expenses shall be paid by the Company at the Closing or as otherwise provided for in this Agreement, by wire transfer of immediately available funds to an account designated in the invoice relating thereto. The obligations of the Company under this Section 1.6 shall survive any termination or expiration of this Agreement. The obligation of the Company to pay Transaction Expenses shall not be conditioned or contingent upon the consummation of the Contemplated Transactions.  The obligations set forth in this Section 1.6 are in addition to, and do not limit, the Company’s obligations under Section 1.7.  The provision for the payment of Transaction Expenses is (and the Agreement Order should so provide that payment of Transaction Expenses is) an integral part of the transactions contemplated by this Agreement and without this provision the Investors would not have entered into this Agreement and such Transaction Expenses shall constitute an allowed administrative expense of the Company under sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code.

1.7.     Interest; Costs and Expenses; Administrative Expense. Any amounts required to be paid by the Company pursuant to Section 1.6, if not paid on or before the date on which such amounts are required to be paid in accordance with the terms of Section 1.6 (the “Interest Commencement Date”), shall include interest on such amount from the Interest Commencement Date to the day such amount is paid, computed at an annual rate equal to the rate of interest which is identified as the “Prime Rate” and normally published in the Money Rates Section of The Wall Street Journal during such period. In addition, the Company shall pay all reasonable and documented costs and expenses (including the respective legal fees and expenses) incurred by the Investors in connection with any action or proceeding (including the filing of any lawsuit) taken by any of them to collect such unpaid amounts (including any interest accrued on such amounts under this Section 1.7). Amounts required to be paid by the Company pursuant to Section 1.6 (including any interest accrued on such amounts under this Section 1.7) shall constitute administrative expenses under the Bankruptcy Code. The obligations of the Company under this Section 1.7 shall survive any termination or expiration of this Agreement.

2.     Representations and Warranties of the Company. Except as disclosed in the Annual Report on Form 10-K of the Company for the fiscal year ended March 31, 2012 or in any document filed or furnished by the Company with the Commission after the date of such report and prior to the date hereof (but excluding any risk factor disclosure that is predictive, forward looking, non-specific or cautionary in nature, any disclosure included in any “forward-looking statements” disclaimer or other statements included therein that are predictive, forward-looking, non-specific or cautionary in nature), the Company represents and warrants to the Investors as set forth below. All references in this Section 2 to Schedules are references to the Company’s Disclosure Schedule, a copy of which has been provided to the Investors concurrently with the execution of this Agreement. Except for representations and warranties that are expressly limited as to a particular date, each representation and warranty is made as of the date hereof and as of the Closing:

2.1.     Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now or currently proposed to be conducted, and to own or use the properties and assets that it purports to own or use. The Company is duly qualified or registered to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties and assets owned or used by it, or the nature of the activities conducted by it, requires such qualification or registration, except where the failure to do so has not been and would not reasonably be expected to be material to the Company or any of its Subsidiaries.

2.2.     Capitalization of the Company. As of the Effective Date, the Company will be authorized to issue solely 25,000,000 shares of capital stock, of which 24,000,000 shares will be classified as New Common Stock, of which a total of 15,625,000 shares of New Common Stock will be issued and outstanding, and 1,000,000 shares will be classified as preferred stock, none of which will be issued or outstanding. As of the Effective Date, the only shares of New Common Stock that shall be issued and outstanding shall be those shares of New Common Stock that shall have been issued in accordance with the Chapter 11 Plan and this Agreement. Except as otherwise agreed by each of the Investors, as of the Closing, there will be no options, warrants, securities or rights that are or may become exercisable or exchangeable for, convertible into, or that otherwise give any Person any right to acquire, shares of capital stock or other securities of the Company or to receive payments based in whole or in part upon the value of the capital stock of the Company, whether pursuant to a phantom stock plan or otherwise. As of the Closing, and except as provided hereunder or contemplated by the Chapter 11 Plan, there will be no Contracts relating to the issuance, grant, sale or transfer of any equity securities, options, warrants, convertible securities or other securities of the Company. Except as contemplated by the Chapter 11 Plan, as of the Closing, there will be no Contracts of the Company to repurchase, redeem or otherwise acquire any of its equity securities, options, warrants, convertible securities or other securities and the Company will not have granted any registration rights with respect to any of its securities or any securities of any of the other Debtors.

2.3.     Issuance. Subject to each of the Agreement Order and Confirmation Order having become a Final Order, the distribution of the Rights, the issuance of the Rights Offering Shares pursuant to the Rights Offering, and the issuance of the Shares to be issued by the Company to the Investors hereunder and pursuant to the Chapter 11 Plan, have been duly and validly authorized and, when (i) the Rights Offering Shares are issued and delivered against payment therefor in the Rights Offering, and (ii) the Shares are issued and delivered against payment therefor as provided herein, all such Rights Offering Shares and Shares will be duly and validly issued, fully paid and non-assessable, and free and clear of any Encumbrances, other than Encumbrances created by Legal Requirements, the New Stockholders Agreement or the Organizational Documents of the Company.

2.4.     Organization and Capitalization of the Subsidiaries.

(a)     Schedule 2.4(a) sets forth the name and jurisdiction of incorporation or organization (as applicable) of each Subsidiary of the Company. Except as set forth on Schedule 2.4(a), the Company or one or more of its Subsidiaries, as the case may be, beneficially owns all of the outstanding shares of capital stock or other equity securities (or any securities convertible into or exercisable for any such securities) of each of its Subsidiaries. Except for the Company’s Subsidiaries, the Company does not have any direct or indirect equity or ownership interest in any corporation, partnership, limited liability company or other Person or business. Except as described on Schedule 2.4(a), neither the Company nor any of its Subsidiaries has any Contract to directly or indirectly acquire any equity or other ownership interest in any Person or business.

(b)     Each Subsidiary of the Company is a corporation, partnership or limited liability company (as applicable), duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as applicable), with full corporate, partnership or limited liability company (as applicable) power and authority to conduct its business as it is now or currently proposed to be conducted, and to own or use the properties and assets that it purports to own or use. Each Subsidiary of the Company is duly qualified or registered to do business as a foreign corporation, partnership or limited liability company (as applicable) and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties and assets owned or used by it, or the nature of the activities conducted by it, requires such qualification or registration, except where the failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)     All of the outstanding capital stock or other securities of each Subsidiary directly or indirectly owned by the Company has been duly authorized and validly issued and is fully paid and nonassessable, and the Company has good and marketable title to such capital stock or other equity securities, free and clear of any Encumbrances (other than any Encumbrances arising in connection with the transactions contemplated by the Chapter 11 Plan, including entry into any exit financing facility or facilities contemplated thereby, or any Legal Requirement). There are no: (i) options, warrants, securities or rights that are or may become exercisable or exchangeable for, convertible into, or that otherwise give any Person any right to acquire shares of capital stock or other securities of any Subsidiary or to receive payments based in whole or in part upon the value of the capital stock of any Subsidiary, whether pursuant to a phantom stock plan or otherwise; (ii) Contracts relating to the issuance, grant, sale or transfer of any equity securities, options, warrants, convertible securities or other securities of any Subsidiary; or (iii) outstanding Contracts of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any equity securities, options, warrants, convertible securities or other securities of any Subsidiary and no Subsidiary has granted any registration rights with respect to any of its securities.

2.5.     Authority; No Conflict.

(a)     Subject to the entry of the Agreement Order, the Company has the requisite corporate power and authority (i) to enter into, execute and deliver this Agreement and the Chapter 11 Plan and (ii) subject to the Confirmation Order having become a Final Order, to consummate the Contemplated Transactions, and has taken all necessary corporate action required for the due authorization, execution and delivery of this Agreement and the Chapter 11 Plan and the consummation of the Contemplated Transactions, including without limitation the issuance of the Shares. This Agreement has been duly executed and delivered by the Company, and, subject to the entry of the Agreement Order, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Subject to Bankruptcy Court Approval, the Chapter 11 Plan has been duly executed and delivered by the Company, and, subject to the entry of the Confirmation Order, the Chapter 11 Plan constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b)     Except as set forth on Schedule 2.5(b) or permitted under the Chapter 11 Plan, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time or both): (i) contravene, conflict with, or result in a violation of (1) any provision of the Organizational Documents of the Company or any of its Subsidiaries, or (2) any resolution adopted by the board of directors (or similar governing body) or the stockholders of the Company or any of its Subsidiaries; (ii) subject to each of the Agreement Order and the Confirmation Order having become a Final Order, contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge this Agreement or any of the Contemplated Transactions pursuant to, or to exercise any remedy or obtain any relief under, any pending, outstanding or existing Legal Requirement or Order to which the Company or any of its Subsidiaries, or any of the assets owned or used by the Company or any of its Subsidiaries, may be subject; or (iii) contravene, conflict with or result in a violation or breach of any provision of, or give rise to any right of termination, acceleration or cancellation under, any Contract to which the Company or any of its Subsidiaries is a party or which any of the Company’s or any of its Subsidiaries’ properties or assets are bound; except, in the case of the immediately preceding clause (iii), where such occurrence, event or result would not reasonably be expected to have a Material Adverse Effect.

Except for (w) the Confirmation Order and the Agreement Order becoming Final Orders, (x) the filing of a Notice of Sale of Securities on Form D with the Commission under Regulation D of the Securities Act with respect to the Shares, (y) compliance with the applicable requirements of the HSR Act, if required, and (z) compliance with the DIP Credit Agreement (including receipt of any consents required thereunder), the Company is not and will not be required to give any notice to, make any filing with or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the Chapter 11 Plan, or the consummation or performance of any of the Contemplated Transactions.

2.6.     Legal Proceedings. Except as set forth on Schedule 2.6, there are no Proceedings pending or, to the knowledge of the Company, threatened (a) to which the Company or any of its Subsidiaries is a party or to which any property or asset of any of them is subject, except for (i) claims of creditors or other parties in the Chapter 11 Cases, and (ii) Proceedings that if adversely determined to the Company or any of its Subsidiaries would not reasonably be expected to have a Material Adverse Effect, or (b) that challenge the validity or enforcement of this Agreement or seek to enjoin or prohibit the Contemplated Transactions.

2.7.     Exemption from Registration. Assuming the accuracy of the Investors’ representations set forth in Sections 3.5, 3.6 and 3.11, the offer, sale and issuance of the Shares by the Company in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act.

2.8.     Title to Intellectual Property. The Debtors own or possess adequate rights to use all patents, trademarks, service marks, trade names, trade dress, internet domain names, copyrights, and all registrations, recordations and applications of the foregoing and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and licenses related to any of the foregoing (“IP Rights”) used in the conduct of their respective businesses (“Company IP Rights”), except where the failure to own or possess any such rights would not reasonably be expected to have a Material Adverse Effect; and the conduct of their respective businesses will not conflict in any material respect with any IP Rights of others. The Company IP Rights comprise sufficient IP Rights to conduct the Debtors’ respective businesses.

2.9.     Licenses and Permits. The Debtors possess all licenses, certificates, permits and other authorizations issued by, have made all declarations and filings with, and have given all notices to, the appropriate Governmental Bodies that are necessary or required for the ownership or lease of their respective properties or assets, or the conduct of their respective businesses, except where the failure to possess, make or give the same would not reasonably be expected to have a Material Adverse Effect; none of the Debtors has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course except to the extent that any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

2.10.     Compliance With Laws. Except as set forth on Schedule 2.10, neither the Company nor any of its Subsidiaries (a) is in violation of its certificate of incorporation, bylaws or other organizational documents, or (b) is or has been at any time since January 1, 2010 in violation of any Legal Requirement or Order, except for any such violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.11.     Compliance With Environmental Laws. Except as otherwise set forth on Schedule 2.11, the Company and its Subsidiaries: (i) are in compliance with any and all applicable Environmental Laws; (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) have not received written notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except, in the case of each of the clauses (i) and (ii) above, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.12.     Financial Statements. Each of (i) the audited consolidated financial statements of the Company, for the fiscal year ended March 31, 2012, consisting of a consolidated balance sheet and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for such fiscal year (the “Audited Financial Statements”), and (ii) consolidated financial statements of the Company for the nine month period ended December 31, 2012, consisting of a consolidated balance sheet and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for such nine month period then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”), (a) comply as to form in all material respects with applicable accounting requirements and published rules and regulations of the Commission with respect thereto; (b) have been prepared in accordance with GAAP, except where noted with respect to the Unaudited Financial Statements, applied on a consistent basis throughout the periods covered thereby (subject, in the case of the Unaudited Financial Statements to normal recurring year-end adjustments and other adjustments required by the Company’s independent auditors (that will not be material in amount or effect), and the absence of all required footnotes thereto (that, if presented, would not differ materially from those included in the Audited Financial Statements)); and (c) fairly present in all material respects the consolidated financial condition, stockholders’ equity and results of operations and cash flows (as applicable) of the Debtors as of the respective dates thereof and for the periods referred to therein. True and correct copies of the Financial Statements have been made available to the Investors.

2.13.     Title to Property; Leases. Subject to entry of the Agreement Order and the Confirmation Order, on the Effective Date, the Debtors will have good, valid and marketable title to or otherwise have the right to use their respective properties and assets that are material to the conduct of their business as conducted immediately prior to the date of this Agreement. All leases that are material to the conduct of the business of the Debtors as conducted immediately prior to the date of this Agreement will be valid and subsisting and will be in full force and effect as of the Effective Date.

2.14.     Brokers or Finders. Except as set forth on Schedule 2.14 hereto, neither the Debtors nor any of their respective agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement, the Chapter 11 Plan or the Contemplated Transactions.

2.15.     Arm's Length. The Company acknowledges and agrees that (a) each of the Investors is acting solely in the capacity of an arm's length contractual counterparty to the Company with respect to the Contemplated Transactions (including in connection with any matters relating to the Rights Offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any of its Subsidiaries and (b) no Investor is advising the Company or any of its Subsidiaries as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

2.16.     Tax Matters.

(a)     The Company has timely filed or caused to be timely filed (taking into account any applicable extension of time within which to file) with the appropriate taxing authorities all income and other material tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information Tax Returns) for Taxes (“Tax Returns”) that are required to be filed by, or with respect to, the Company and its Subsidiaries. The Tax Returns reflect all material liability for Taxes of the Company and its Subsidiaries for the periods covered thereby.

(b)     All material Taxes and Tax liabilities due by or with respect to the income, assets or operations of the Company and its Subsidiaries for all taxable years or other taxable periods that end on or before the Effective Date have been paid in full or will be paid in full pursuant to the Chapter 11 Plan or, to the extent not yet due, accrued and fully provided for in accordance with GAAP on the financial statements of the Company.

(c)     Neither the Company nor any of its Subsidiaries has received any written notices from any taxing authority relating to any issue that could materially affect the Tax liability of the Company or any of its Subsidiaries.

(d)     All material Taxes that the Company and each of its Subsidiaries is (or was) required by any Legal Requirement to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid to the proper authorities to the extent due and payable.

(e)     Neither the Company nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Tax Return provided for under any Legal Requirement with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and/or its Subsidiaries are the only members).

(f)     There are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any of its Subsidiaries or any predecessor or Affiliate thereof and any other party (including any predecessors or Affiliates thereof) under which the Company or any of its Subsidiaries could be liable for any material Taxes or other claims of any party.

(g)     The Company has not been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time during the five (5)- year period ending on the date hereof.

(h)     Neither the Company nor any of its Subsidiaries is a party to any agreement that would require the Company or any of its Subsidiaries or any of their respective Affiliates to make any material payment that would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code.

(i)     Neither the Company nor any of its Subsidiaries has (A) engaged in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or (B) engaged in a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b) for tax years prior to 2013.

2.17.     Takeover Statutes. The Company’s board of directors has taken all such action necessary to render the restrictions contained in Section 203 of the General Corporation Law of the State of Delaware inapplicable to the sale and issuance of New Common Stock to the Investors in accordance with this Agreement and the Chapter 11 Plan. Except for Section 203 of the General Corporation Law of the State of Delaware (which has been rendered inapplicable), no other “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation is applicable to the Company, the New Common Stock, the Shares, or the sale and issuance of New Common Stock in accordance with this Agreement or the Chapter 11 Plan.

2.18.     No Off-Balance Sheet Liabilities. Except for (i) liabilities incurred in the ordinary course of business, (ii) liabilities disclosed on Schedule 2.18, and (iii) other liabilities which would not reasonably be expected to have a Material Adverse Effect, since December 31, 2012, neither the Company nor any of its Subsidiaries has had any material off balance sheet liabilities.

2.19.     Labor Relations; Employees.

(a)     There is no labor or employment-related audit, inspection or Proceeding pending or threatened between the Company or any of its Subsidiaries and any of their respective employees or such employees’ labor organization, workers' committee, union representatives or any other type of employees’ representatives appointed for collective bargaining purposes (collectively “Employee Representatives”) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)     Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any Collective Bargaining Agreement applicable to persons employed by the Company or any of its Subsidiaries, and to the Knowledge of the Company, no union organizing efforts or Employee Representatives’ elections are underway with respect to any such employees. There is no strike, slowdown, work stoppage, lockout or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries.

(c)    The Company and each of its Subsidiaries has complied in all respects with its payment obligations to all employees of the Company and its Subsidiaries in respect of all wages, salaries, fees, commissions, bonuses, overtime pay, holiday pay, sick pay, benefits and all other compensation, remuneration and emoluments due and payable to such employees under any Company or Subsidiary policy, practice, agreement, plan, program or any applicable Collective Bargaining Agreement or Legal Requirement, except to the extent that any noncompliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.20.     Employee Benefit Plans.

(a)     The Company has furnished the Investors with a true and complete list of each Employee Plan in existence immediately prior to the date of this Agreement. The Company and the other Debtors do not sponsor any Employee Plan other than bonus, commission or other compensation plans, programs or arrangements; vacation, holiday, leave and other paid time off policies; and the severance obligations and policies (collectively, the “Company Sponsored Plans”) which are identified as such on such list.

(b)     Each Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and nothing has occurred that could reasonably be expected to adversely affect such qualification.

2.21.     Company SEC Documents and Disclosure Statement. Except as set forth on Schedule 2.21, since April 1, 2010, (a) the Company has filed all required reports, schedules, forms and statements with the Commission (the documents so filed, the “Company SEC Documents”), (b) as of their respective dates, and giving effect to any amendments, restatements or supplements thereto filed prior to the date of this Agreement, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act applicable to such Company SEC Documents; (c) the Company has filed with the Commission all “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) that are required to be filed as exhibits to the Company SEC Documents, and (d) no Company SEC Document, after giving effect to any amendments or supplements thereto, and to any subsequently filed Company SEC Documents, in each case filed prior to the date of this Agreement, at the time they were filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Disclosure Statement conforms in all material respects to the requirements of the Bankruptcy Code and complies in all material respects with section 1125 of the Bankruptcy Code; provided, that any amendments, supplements, changes or modifications to the Disclosure Statement that are incorporated into the Disclosure Statement shall not, in and of themselves, constitute a presumption that the Disclosure Statement does not conform in all material respects to the requirements of the Bankruptcy Code or comply in all material respects with section 1125 of the Bankruptcy Code. The Disclosure Statement, when submitted to the Bankruptcy Court, when approved thereby and upon confirmation and effectiveness, will conform in all material respects to the requirements of the Bankruptcy Code and will comply in all material respects with section 1125 of the Bankruptcy Code.

2.22.     No Unlawful Payments. Since January 1, 2010, neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees has: (a) used any funds of the Company or any of its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expense, in each case relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act; or (d) made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

2.23.     Compliance with Money Laundering Laws. The operations of the Company and its Subsidiaries are, and since January 1, 2010 have been at all times, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar Laws (collectively, the “Money Laundering Laws”) and no Proceeding involving the Company or any of its Subsidiaries with respect to Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

2.24.     Compliance with Sanctions Laws. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. The Company will not directly or indirectly use the proceeds of the Rights Offering or the sale of the Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person that, to the Knowledge of the Company, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

2.25.     Absence of Certain Changes. Since December 31, 2012, except for actions required to be taken by this Agreement or the Rights Offering Procedures:

(a)     no event or circumstance has occurred or exists which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)     neither the Company nor any of its Subsidiaries has amended its certificate of incorporation, bylaws or comparable constituent documents;

(c)     the Company has not made any material changes with respect to its accounting policies or procedures, except as required by Legal Requirements or changes in GAAP;

(d)     neither the Company nor any of its Subsidiaries has (i) made, changed or revoked any material Tax election, (ii) entered into any settlement or compromise of any material Tax liability, (iii) filed any amended Tax Return with respect to any material Tax, (iv) changed any annual Tax accounting period, (v) entered into any closing agreement relating to any material Tax or (vi) made material changes to their Tax accounting methods or principles;

(e)     other than in the ordinary course of business in compliance with all applicable Legal Requirements, neither the Company nor any of its Subsidiaries has entered into any transaction or engaged in layoffs or employment terminations which would trigger application of the Worker Adjustment and Retraining Notification Act of 1988 (or any similar Legal Requirement) or would be considered as a collective dismissal, mass termination or reduction in force under applicable foreign Legal Requirements;

(f)     there has not been (i) any increase in the compensation payable or to become payable to any officer or employee of the Company or any of its Subsidiaries with annual base compensation in excess of one hundred fifty thousand dollars ($150,000) (except for compensation increases in the ordinary course of business and consistent with past practice), (ii) except in the ordinary course of business, any establishment, adoption, renewal, entry into or material amendment or supplement of any bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of (A) any individual officer or employee with annual base compensation in excess of one hundred fifty thousand dollars ($150,000) or (B) any director, (iii) any establishment, adoption, renewal, entry into or material amendment or supplement of any Collective Bargaining Agreement or (iv) any grant of any award or other benefit under any plan; and

(g)     neither the Company nor any of its Subsidiaries have sold, transferred, leased, licensed or otherwise disposed of any assets or properties material to the Company and its Subsidiaries, taken as a whole, except for (i) sales of inventory in the ordinary course of business consistent with past practice and (ii) leases or licenses entered into in the ordinary course of business consistent with past practice and (iii) dispositions approved by the Bankruptcy Court or in which the aggregate consideration received did not exceed five hundred thousand dollars ($500,000).

2.26.     Material Contracts. Other than as a result of the commencement of the Chapter 11 Cases: (a) all Contracts that are “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Commission as applied to the Company on a consolidated basis) to which the Company or any of its Subsidiaries is a party or is bound (the “Material Contracts”) are valid, binding and enforceable by the Company or its relevant Subsidiary, except where the failure to be valid, binding or enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and no written notice to terminate, in whole or part, any Material Contract has been delivered to the Company or any of its Subsidiaries except where such termination has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (b) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Material Contract, is in default or breach under the terms thereof except, in each case, for such instances of default or breach that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries are not party to any agreement that prohibits or otherwise restricts any such entity from doing business in any territory or from carrying on any specific line of business.

2.27.     Internal Control Over Financial Reporting. The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act) that (a) complies in all material respects with the requirements of the Exchange Act, (b) has been designed by the Company’s principal executive officer and principal financial officer (or under their supervision) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, and (c) is effected by the Company’s board of directors and the Company’s management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. As of the date hereof, the Company is not aware of any material weaknesses in its internal control over financial reporting.

2.28.     Disclosure Controls and Procedures. The Company maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Such disclosure controls and procedures have been designed to ensure that information required to be disclosed by the Company is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents..

3.     Representations and Warranties of the Investors. Each Investor, severally and not jointly, hereby represents and warrants to the Company and to each other Investor as to itself as set forth below. Except for representations and warranties that are expressly limited as to a particular date, each representation and warranty is made as of the date hereof and as of the Effective Date:

3.1.     Organization of Such Investor. Such Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as applicable), with full corporate, partnership or limited liability company (as applicable) power and authority to conduct its business as it is now or currently proposed to be conducted, and to own or use the properties and assets that it purports to own or use.

3.2.     Authority; No Conflict.

(a)     Such Investor has the requisite corporate, partnership or limited liability company (as applicable) power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby to be consummated by such Investor, and has taken all necessary corporate, partnership or limited liability company (as applicable) action required for the due authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to be consummated by such Investor. This Agreement has been duly executed and delivered by such Investor, and this Agreement constitutes the legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms.

(b)     Except as set forth on Schedule 3.2(b), neither the execution and delivery by such Investor of this Agreement nor the performance of its obligations hereunder nor the consummation on the part of such Investor of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time or both): (i) contravene, conflict with, or result in a violation of (1) any provision of the Organizational Documents of such Investor, if applicable, or (2) any resolution adopted by the board of directors (or similar governing body) or the stockholders, members or partners (as applicable) of such Investor; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge this Agreement or any of the transactions contemplated hereby pursuant to, or to exercise any remedy or obtain any relief under, any pending, outstanding or existing Legal Requirement or Order to which such Investor, or any of the assets owned or used by such Investor, may be subject; or (iii) contravene, conflict with or result in a violation or breach of any provision of, or give rise to any right of termination, acceleration or cancellation under, any Contract to which such Investor is a party or which any of such Investor’s properties or assets are bound; except, in the case of clauses (ii) and (iii) above, where such occurrence, event or results would not reasonably be expected to prohibit, materially delay or materially and adversely impact such Investor’s performance of its obligations under this Agreement.

(c)     Except (x) for Consents which have been obtained, notices which have been given and filings which have been made, (y) where the failure to give any notice, obtain any Consent or make any filing would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement and (z) for compliance with the applicable requirements of the HSR Act, if required, such Investor is not and will not be required to give any notice to, make any filing with or obtain any Consent from, any Person in connection with the execution and delivery by such Investor of this Agreement or the consummation or performance by such Investor of any of the transactions contemplated hereby.

3.3.     Shares Not Registered. Such Investor understands that the Shares have not been registered under the Securities Act. Such Investor also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Investor’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available.

3.4.     Legends. Such Investor agrees with the Company that the certificates evidencing the Shares acquired by such Investor will bear any legend required pursuant to the New Stockholders Agreement.

3.5.     Acquisition for Own Account. Such Investor is acquiring the Shares for its own account (or for the accounts for which it is acting as investment advisor or manager) for investment and not with a present view toward distribution, within the meaning of the Securities Act.

3.6.     Accredited Investor. Such Investor is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act (an “Accredited Investor”) and has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of its investment. Such Investor understands and is able to bear any economic risks with such investment.

3.7.     Intentionally omitted.

3.8.     Brokers or Finders. Such Investor has not, and its agents have not, incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement, for which the Company may be liable.

3.9.     Legal Proceedings. There is no pending or, to the knowledge of such Investor, threatened in writing, Proceeding against such Investor that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement, which Proceeding, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of such Investor to consummate the transactions contemplated by this Agreement.

3.10.     Sufficiency of Funds; Allowed Convertible Subordinated Notes Claims.

(a)     As of the date hereof, such Investor either (i) has available funds and/or irrevocable capital commitments sufficient to pay the Total Investor Commitment Amount of such Investor as of the date hereof, or (ii) has delivered to the Company an unconditional and irrevocable guarantee of all of such Investor’s obligations hereunder by an Affiliate of such Investor that has available funds and/or irrevocable capital commitments sufficient to pay the Total Investor Commitment Amount of such Investor as of the date hereof. On the Effective Date, such Investor will have available funds sufficient to pay the aggregate Purchase Price for the Backstop Shares, if any, to be purchased by such Investor hereunder.

(b)     Such Investor holds Allowed Convertible Subordinated Notes Claims sufficient to enable such Investor to exercise Rights to purchase such Investor’s Rights Offering Shares set forth on Appendix 1.

3.11.     Information. Such Investor acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Company and its Subsidiaries and their respective financial conditions, results of operations, business properties, management and prospects and to obtain additional information that it has requested to verify the accuracy of the information contained herein. Such Investor acknowledges that the Company’s financial projections that are included in the Disclosure Statement are forward looking and based on certain forecasts, market assumptions and many other factors and, as such, may inherently be inaccurate.

3.12.     Arm’s Length. Such Investor acknowledges and agrees that the Company is acting solely in the capacity of an arm’s length contractual counterparty to such Investor with respect to the acquisition of Shares hereunder. Additionally, such Investor is not relying on the Company as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction with respect to the acquisition of Shares hereunder, except as set forth in this Agreement. Such Investor shall consult with its own advisors concerning such matters referred to in the immediately preceding sentence and, subject to the right of such Investor to rely on the representations, warranties, covenants and agreements of the Company set forth in this Agreement, shall be responsible for making its own independent investigation and appraisal of the acquisition of the Shares hereunder.

4.     Covenants of the Company. The Company hereby agrees with the Investors as set forth in this Section 4.

4.1.     Agreement Motion and Agreement Order. On or prior to June 7, 2013, the Company shall file an executed copy of this Agreement, together with all of the exhibits hereto, with the Bankruptcy Court. The Company agrees that it shall use its reasonable best efforts to (i) obtain a waiver of Bankruptcy Rule 6004(h) and request that the Agreement Order be effective immediately upon its entry by the Bankruptcy Court, which Agreement Order shall not be revised, modified, or amended by the Confirmation Order or any other further order of the Bankruptcy Court, (ii) fully support the Agreement Motion, and (iii) obtain approval of the Agreement Order on June 7, 2013. The Agreement Order shall provide, among other things, that if the Company’s board of directors has made a Determination with respect to a Regulatory Action pursuant to Section 7(a)(v) of this Agreement, (A) the Debtors shall not file any plan of reorganization that does not provide for the payment in full, in cash, of all holders of allowed general unsecured claims against the Debtors, including, but not limited to, holders of Convertible Notes, (B) if the Debtors have not consummated a plan of reorganization that provides for the payment in full, in cash, of all holders of allowed general unsecured claims against the Debtors, including, but not limited to, holders of Convertible Notes by January 14, 2014, the Debtors’ exclusivity period shall irrevocably terminate without the requirement of any additional order of the Bankruptcy Court and (C) the Debtors shall not seek any order, or encourage any other party to seek any order, that impairs or modifies in any way either of such items.

4.2.     Rights Offering. The Company shall file with the Bankruptcy Court, as an exhibit to the Disclosure Statement, a copy of the Rights Offering Procedures. Subject to obtaining approval of the Agreement Order, the Company shall conduct and consummate the Rights Offering as provided herein and use its reasonable best efforts to seek entry of an order of the Bankruptcy Court (either in connection with the approval of the Disclosure Statement or otherwise), prior to the commencement of the Rights Offering, authorizing the Company to conduct the Rights Offering.

4.3.     Conditions Precedent. The Company shall use its (and shall cause its Subsidiaries and Affiliates to use their) commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Section 6.1 and Section 6.2 hereof (including, without limitation, procuring and obtaining all Consents, authorizations and waivers of, making all filings with, and giving all notices to, third parties (including Governmental Bodies) which may be necessary or required on its part in order to effect the Contemplated Transactions).

4.4.     Notification. The Company shall: (i) on request by any of the Investors, notify all the Investors, or cause the subscription agent for the Rights Offering (the “Subscription Agent”) to notify all the Investors, of the aggregate number of Rights known by the Company or the Subscription Agent to have been exercised pursuant to the Rights Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be, (ii) notify the Investors of any event, change or development that, individually or together with other events, changes or developments, causes any representation in Section 2 to be inaccurate; and (iii) following the Rights Offering Deadline, timely comply with its obligations under Section 1.1(e).

4.5.     HSR Act. The Company shall promptly prepare and file all necessary documentation and effect all applications that are necessary under the HSR Act so that the applicable waiting period shall have expired or been terminated thereunder with respect to the purchase of Shares hereunder, and not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the Contemplated Transactions and shall reasonably cooperate with the Investors in respect of any filings or other requests required of the Investors pursuant to the HSR Act. Without limiting the provisions of Section 1.6, the Company shall bear all costs and expenses of the Company and the Investors in connection with the preparation or the making of any filing under the HSR Act (including any filing fees thereunder).

4.6.     New Registration Rights Agreement and New Stockholders Agreement. On the Effective Date, the Company shall execute and deliver to each of the Investors (a) the New Registration Rights Agreement in the form and substance of Exhibit G annexed hereto and (b) the New Stockholders Agreement in the form and substance of Exhibit D annexed hereto.

4.7.     Conduct of the Business. Except as otherwise (v) required by law, (w) disclosed in the Disclosure Statement, (x) required by this Agreement or the Chapter 11 Plan or (y) consented to in writing by Requisite Investors (such consent not to be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the earlier of the Effective Date and the date on which this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”) (except as otherwise expressly provided or permitted by the terms of this Agreement), the Company and its Subsidiaries shall use their respective commercially reasonable efforts to (a) conduct their businesses in the ordinary course in all material respects as conducted at the date of this Agreement, and (b) to the extent consistent therewith, use commercially reasonable efforts to (i) keep available the services of their current executive officers, and (ii) preserve substantially intact the commercial relationships with customers, suppliers, distributors and others that are material to the Company or its Subsidiaries, consistent with past practice as conducted prior to the date of this Agreement. Without limiting the generality of the foregoing, except (1) as otherwise expressly required or permitted by this Agreement, (2) as required by law, (3) for actions approved by the Requisite Investors in writing (which approval shall not be unreasonably withheld, conditioned or delayed), or (4) as set forth in Schedule 4.7, during the Pre-Closing Period, the Company shall not, and shall cause its Subsidiaries not to:

(a)     (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock other than dividends and distributions in respect of the capital stock of any wholly-owned direct or indirect Subsidiary of the Company to the Company or another wholly-owned Subsidiary not in excess of one hundred thousand dollars ($100,000) in the aggregate during the Pre-Closing Period or (ii) purchase, redeem or otherwise acquire, except in connection with the Chapter 11 Plan, any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(b)     issue, deliver, grant, sell, pledge, dispose of or otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock at less than fair market value;

(c)     acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (ii) any assets in excess of five hundred thousand dollars ($500,000) in any individual transaction or one million dollars ($1,000,000) in the aggregate during the Pre-Closing Period, except purchases of supplies, equipment and inventory in the ordinary course of business consistent with past practice;

(d)     (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another individual or entity, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another individual or entity, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for (A) borrowings and increases in letters of credit permitted under the DIP Credit Agreement and (B) indebtedness existing solely between the Company and its wholly owned Subsidiaries or between such Subsidiaries or (ii) make any loans, advances or capital contributions to, or investments in, any other individual or entity, except for (A) loans, advances or capital contributions (1) between the Company and its Subsidiaries and (2) between such Subsidiaries and (B) customary immaterial advances in the ordinary course of business consistent with past practice;

(e)     other than in connection with the repair or replacement of asset of the Company or its Subsidiaries in the ordinary course of business consistent with past practice, make or incur any capital expenditure involving the expenditure of no more than one hundred thousand dollars ($100,000) in any individual expenditure or two-hundred and fifty thousand dollars ($250,000) in the aggregate during the Pre-Closing Period;

(f)     make, change or rescind any material election relating to Taxes, settle or compromise any material Tax liability for an amount greater than the amount reserved for such liability on the most recent Financial Statements, or amend any material Tax Return;

(g)     adopt, or enter into any new, or renew, or materially amend or supplement any existing, Collective Bargaining Agreement;

(h)     (1) enter into any new, or amend or terminate (other than amendments required to maintain the tax qualified status of such plans under the Code in the ordinary course of business consistent with past practices) any existing, Company Plans, arrangements or programs, severance agreement, deferred compensation arrangement or employment agreement with any officers, directors or employees, (2) grant any increases in employee compensation, other than in the ordinary course or pursuant to promotions, in each case consistent with past practice (which shall include normal individual periodic performance reviews and related compensation and benefit increases and bonus payments consistent with past practices), (3) grant any stock options or stock awards or (4) make any annual or long-term incentive awards; or

(i)     agree or otherwise commit to take any of the actions set forth in the foregoing subsections (a) through (h) of this Section 4.7.

4.8.     Access to Information. Subject to applicable Legal Requirements and the terms and existence of confidentiality agreements between each of the Investors and the Company, upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford the Investors and their legal advisors access, during normal business hours and without unreasonable disruption or interference with the Company’s and its Subsidiaries’ business or operations, throughout the Pre-Closing Period, to the Company’s and its Subsidiaries’ properties, offices and other facilities, books and records and, during the Pre-Closing Period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to such parties available financial, operating and other data and information with respect to the Company’s and its Subsidiaries’ business, properties and personnel as may reasonably be requested by such party. The Investors acknowledge and agree that any contact by with officers, employees, customers or agents of the Company and its Subsidiaries hereunder shall be arranged and supervised by executive officers of the Company or any designee thereof. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would cause the Company to violate any of its obligations with respect to confidentiality to a third party, (b) to disclose any legally privileged information of the Company or any of its Subsidiaries or (c) to violate any laws; provided, that the Company shall deliver to the Investors and their legal advisors a description of any information not provided pursuant to clauses (a) through (c) to the extent not prohibited from doing so. In addition, notwithstanding anything contained in this Agreement to the contrary, no Investor or any representative thereof shall have any right to perform or conduct, or cause to be performed or conducted, any environmental sampling or testing at, in, on or underneath the real property owned or leased by the Company or its Subsidiaries.

4.9.     Alternate Transaction Proposals.

(a)     At all times during the Pre-Closing Period, the Company shall not, the Company shall cause its Subsidiaries and its and their respective officers and directors not to, and the Company shall instruct and use its reasonable best efforts to cause its representatives not to, (i) directly or indirectly solicit, initiate, knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes or would reasonably be expected to lead to, an Alternate Transaction Proposal, (ii) enter into or participate in any discussions or negotiations with any Person that has made an Alternate Transaction Proposal (other than to state that the Company is not permitted to have discussions), or furnish to any Person any information with respect to an Alternate Transaction Proposal or any inquiry or proposal that would reasonably be expected to lead to an Alternate Transaction Proposal, or (iii) execute or enter into any Alternate Transaction Agreement (other than an Acceptable Confidentiality Agreement); provided, however, any action or determination permitted under Section 4.9(b) or Section 4.9(d) shall not be deemed a breach of this Section 4.9(a). Immediately after the execution of this Agreement, the Company shall, and shall cause its Subsidiaries and their respective officers, directors and representatives to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted prior to the date hereof with respect to any Alternate Transaction Proposal (other than the Contemplated Transactions and this Agreement).

(b)     Notwithstanding Section 4.9(a), if at any time following the date of this Agreement and prior to, but not after, the entry of the Confirmation Order, (i) the Company receives a bona fide written Alternate Transaction Proposal from a third party that did not result from a breach of Section 4.9(a), and (ii) the Company’s board of directors determines in good faith (A) after consultation with its financial advisors and outside legal counsel, that such Alternate Transaction Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (B) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (1) and (2) below with respect to such Alternate Transaction Proposal would be inconsistent with its fiduciary duties under applicable Legal Requirements, then the Company and its representatives may, subject to providing prior notice to the Investors of its decision to take any such action, in response to such Alternate Transaction Proposal, (1) subject to execution by the Person who has made such Alternate Transaction Proposal of an Acceptable Confidentiality Agreement, furnish access and non-public information with respect to the Company and any of its Subsidiaries to such Person, so long as any such access or non-public information provided under this clause (1) has previously been provided to the Investors or is provided to the Investors substantially concurrently with the time it is provided to such Person and (2) engage in and participate in discussions and negotiations regarding such Alternate Transaction Proposal; provided, however, that after the occurrence of the Cleansing Date each Investor shall have the option to inform the Company that it does not wish to receive such access or non-public information under clause (1); provided further that, to the extent any Investor elects to receive such non-public information, the Company shall have no obligation to make public such non-public information.

(c)     From and after the date of this Agreement, the Company shall notify the Investors orally and in writing promptly, and in any event within twenty-four (24) hours, of the receipt by the Company or any of its Subsidiaries or any of their respective representatives, of any Alternate Transaction Proposal. The written notice shall include the identity of the Person making such Alternate Transaction Proposal, the material terms and conditions of the Alternate Transaction Proposal and copies of any written communications and documents setting forth the material terms and conditions of such Alternate Transaction Proposal so received from the Person making such Alternate Transaction Proposal or its representatives or Affiliates, and the Company shall keep the Investors reasonably informed of the status and details of any such Alternate Transaction Proposal and any material developments with respect thereto on a prompt basis (and in any event within twenty-four (24) hours).

(d)     Notwithstanding anything to the contrary in this Agreement, at any time before the entry of the Confirmation Order and so long as the Company is in compliance with this Section 4.9, if the Company receives an Alternate Transaction Proposal which the Company’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal and such Alternate Transaction Proposal has not been withdrawn, the Company’s board of directors may terminate this Agreement in accordance with the terms of Section 7.1(d)(ii) to enter into an Alternate Transaction Agreement with respect to a Superior Proposal received after the date of this Agreement, but only if: (i) the Company shall have first provided prior written notice to the Investors that it is prepared to terminate this Agreement to enter into an Alternate Transaction Agreement with respect to a Superior Proposal, which notice shall include the material terms and conditions of the transaction that constitutes such Superior Proposal and the identity of the party making such Superior Proposal and attach a copy of the definitive agreement proposed to be entered into with respect to such Superior Proposal; (ii) the Company has negotiated in good faith with the Investors (including by making the Company’s representatives reasonably available to negotiate) with respect to any changes to the terms of this Agreement proposed by the Investors for five (5) Business Days after the Investors’ receipt of such notice (it being understood and agreed that any material change to the financial or other terms and conditions of such Superior Proposal shall require an additional notice to the Investors and negotiations in good faith for an additional three (3) Business Days) (any such five (5) and three (3) Business Day periods collectively, the “Investor Notice Period”); (iii) the Company’s board of directors determines in good faith, after taking into account the changes to the terms of this Agreement committed to by the Investors and after consultation with its financial advisors and outside legal counsel, that such Superior Proposal continues to meet the definition of the term “Superior Proposal” and that the failure by it to terminate this Agreement to enter into such Alternate Transaction Agreement would be inconsistent with its fiduciary duties under applicable Legal Requirements; and (iv) there shall have been no breach of this Section 4.9 by the Company with respect to any act or omission of the Company in relation to such Superior Proposal; provided, that the Company shall not terminate this Agreement pursuant to the foregoing, and any purported termination pursuant to the foregoing shall be void and of no force or effect, unless at or concurrently with such termination the Company pays the Alternate Transaction Damages and any outstanding Transaction Expenses in full in accordance with Section 7(e).

(e)     The parties hereto agree that any violation of the restrictions set forth in this Section 4.9 by any Subsidiary of the Company or any of the Company’s or its Subsidiaries’ officers, directors or representatives shall constitute a breach of this Section 4.9 by the Company.

(f)     For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)     “Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a Person making an Alternate Transaction Proposal entered into after the date of this Agreement, on terms not materially less favorable in the aggregate to the Company than those contained in the confidentiality agreement(s) entered into with the Investors in the aggregate; provided, that such confidentiality agreement shall provide that nothing therein shall prevent or prohibit the Company from complying with its obligations under this Agreement, including with respect to the Company’s disclosure obligations to the Investors under this Agreement with respect to any Alternate Transaction Proposal or Superior Proposal; provided, further, however, that the confidentiality agreement between the Company and Silver Point Finance, LLC in effect as of the date hereof shall be deemed an Acceptable Confidentiality Agreement upon the execution of an amendment thereto giving effect to the immediately preceding proviso.

(ii)     “Alternate Transaction Proposal” means any indication of interest, proposal or offer (whether or not in writing, and whether or not publicly announced) from any Person relating to any transaction or series of transactions that is inconsistent with the transactions contemplated by this Agreement or the Chapter 11 Plan, including (A) a merger, consolidation, spin-off, share exchange (including a split-off) or business combination involving the Company or any of its Subsidiaries, (B) a sale, lease, license, exchange, mortgage, transfer or other disposition, directly or indirectly, in a single transaction or series of related transactions (including by way of merger, consolidation, spin-off, share exchange (including a split-off), business combination, joint venture, sale of equity interests or other economic interests in the Company or any of its Subsidiaries), of assets of the Company and/or its Subsidiaries representing fifteen percent (15%) or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (C) an issuance, purchase, sale or other disposition, directly or indirectly, in a single transaction or series of related transactions (including by way of a tender offer, exchange offer or other similar transaction), (1) of shares of capital stock or other securities representing fifteen percent (15%) or more of the voting power of the capital stock of the Company or (2) that, if consummated, would result in any Person or “group” (as defined in the Exchange Act) of Persons, directly or indirectly acquiring beneficial or record ownership of more than fifteen percent (15%) of the Company’s common stock then outstanding, (D) a reorganization, recapitalization, liquidation or dissolution, or any financial restructuring or plan of reorganization, of the Company or any of its Subsidiaries, or (E) any combination of the foregoing or other transaction having a similar effect to those described in clauses (A) through (D).

(iii)     “Superior Proposal” means a bona fide written Alternate Transaction Proposal that the Company’s board of directors determines in good faith (after consultation with its financial advisors and outside legal counsel and after taking into account any revisions to the terms of the transactions contemplated by this Agreement agreed to by the Investors pursuant to Section 4.9) (A) is at least as likely to be consummated (if accepted) in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the Alternate Transaction Proposal, (B) would, if consummated, result in a transaction that is more favorable to the Company and its stakeholders from a financial point of view than the transactions contemplated by this Agreement, and (C) the failure of the Company’s board of directors to identify as a Superior Proposal would be inconsistent with the Company’s board of directors’ fiduciary duties under applicable Legal Requirements.

4.10.     Agreement to Support the Chapter 11 Plan. On or prior to June 21, 2013, the Company shall file the Chapter 11 Plan (in the form attached as Exhibit E to this Agreement) and the Disclosure Statement. Prior to filing with the Bankruptcy Court any revision, supplement, modification or amendment to the Chapter 11 Plan or the Disclosure Statement, the Company shall provide to the Investors and their counsel a copy of any such filing, revision, modification, supplement or amendment and a reasonable opportunity to review and comment on such documents prior to being filed; provided that such review and comment shall not constitute a presumption or other determination that the documents constitute (and comply with the definition of) either a Chapter 11 Plan or a Disclosure Statement, as applicable nor shall any such review and comment be considered an acceptance or approval of such Chapter 11 Plan or Disclosure Statement by any Investor.  In addition, the Company shall provide to the Investors and their counsel a copy of a draft of the Confirmation Order and a reasonable opportunity to review and comment on such draft prior to such order being filed with the Bankruptcy Court.

4.11.     Public Disclosure. No later than two (2) Business Days after the date that the Company’s board of directors makes the written Determination as set forth in Section 7(a)(v) of this Agreement, the Company shall make a filing with the SEC on Form 8-K that shall disclose all Confidential Information (as defined in the applicable non-disclosure agreement between each Investor and the Company (each, an “NDA”)) that, in the Company’s commercially reasonable judgment, constitutes material non-public information for purposes of the United States securities laws (the “Securities Laws”) or an appropriate summary thereof (any such summary shall be determined in the Company’s reasonable discretion), and the Company shall provide the Investors one (1) Business Day to review and comment upon a draft of such Form 8-K (which shall be in substantially final form) prior to the filing thereof, which such comments shall be considered by the Company in its good faith reasonable judgment. The date upon which such Form 8-K is filed with the SEC is referred to as the “Cleansing Date.”

5.     Covenants of the Investors. Each of the Investors hereby agrees, severally and not jointly, with the Company as set forth in this Section 5.

5.1.     Conditions Precedent. During the Pre-Closing Period, each Investor shall use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent applicable to such Investor set forth in Section 6.2; provided, that no Investor shall be required to pay any third party to obtain in exchange for any Consent.

5.2.     HSR Act. During the Pre-Closing Period, each Investor shall promptly prepare and file all necessary documentation and effect all applications that are necessary to be filed by such Investor under the HSR Act so that the applicable waiting period shall have expired or been terminated thereunder with respect to the purchase of Shares hereunder, and not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the Contemplated Transactions. Each Investor shall reasonably cooperate with the Company in respect of any filings or other requests required of the Company pursuant to the HSR Act. Anything herein to the contrary notwithstanding, none of the Investors (nor their respective ultimate parent entities, as such term is used in the HSR Act) shall be required to (i) disclose to any other party hereto any information contained in its HSR Notification and Report Form which such party, in its sole discretion, deems confidential, except as may be required by applicable Legal Requirements as a condition to the expiration or termination of the applicable waiting period under the HSR Act with respect to the purchase of the Shares hereunder, (ii) hold separate (including by trust or otherwise) or divest any of its businesses or assets or agree to any condition, restraint or limitation relating to its ability to freely own or operate all or a portion of its businesses or assets, (iii) to hold separate (including by trust or otherwise) or divest any assets of the Company or any of its Subsidiaries or (iv) respond to any request by any Governmental Body for any additional information or engage in any Proceeding in respect of this Agreement or the Contemplated Transactions. Without limiting the provisions of Section 1.6, the Company shall bear all costs and expenses of the Company and the Investors in connection with the preparation or the making of any filing under the HSR Act (including any filing fees thereunder).

5.3.     Information. During the Pre-Closing Period, each Investor shall provide the Company with such information as the Company reasonably requests regarding such Investor that is required to be included in the Disclosure Statement (to the extent applicable).

5.4.     Agreement Order. During the Pre-Closing Period, each Investor shall use commercially reasonable efforts to facilitate the entry of the Agreement Order.

5.5.     Agreement to Support the Chapter 11 Plan.

(a)     Subject to the conditions contained in Section 5.5(b) below and provided that the Disclosure Statement is in form and substance reasonably acceptable to the Requisite Investors, each Investor holding claims arising under or in connection with the Convertible Notes, the Senior Notes and/or any other claims against one or more of the Debtors (collectively, the “Relevant Claims”) agrees that, during the Pre-Closing Period, such Investor:

(i)     subject to the requirements of section 1125 of the Bankruptcy Code, including and only following the approval by the Bankruptcy Court of a Disclosure Statement which shall be consistent with the Chapter 11 Plan and its transmittal to creditors and other parties in interest, shall timely vote or cause to be voted all of its Relevant Claims to accept the Chapter 11 Plan (and it shall not thereafter withdraw or change such vote);

(ii)     shall timely vote (or cause to be voted) all Relevant Claims against, and not consent to, any other plan, sale, proposal, or offer of dissolution, winding up, liquidation, reorganization, merger, or restructuring of the Debtors that could reasonably be expected to prevent, delay, or impede the restructuring of the Debtors as contemplated by the Chapter 11 Plan or that is inconsistent with this Agreement or the Chapter 11 Plan (collectively, an “Alternate Transaction”);

(iii)     shall not, directly or indirectly, seek, knowingly support, solicit, assist, knowingly encourage or participate in the formulation of any Alternate Transaction;

(iv)     shall not directly or indirectly (a) engage in, continue, or otherwise participate in any negotiations regarding any Alternate Transaction, (b) enter into a letter of intent, memorandum of understanding, agreement in principle, or other agreement relating to any Alternate Transaction or (c) withhold, withdraw, qualify, or modify its approval or recommendation of this Agreement or the Chapter 11 Plan; and

(v)     shall not (A) oppose or object to the approval of the Disclosure Statement, the Chapter 11 Plan, or the solicitation of the Chapter 11 Plan; (B) join in or support any objection to the Disclosure Statement, the Chapter 11 Plan, or the solicitation of the Chapter 11 Plan; or (C) take any other action to alter, delay, or impede the confirmation and consummation of the Chapter 11 Plan.

(b)     Rights of Investors Unaffected. Nothing contained herein shall (i) limit (A) the ability of an Investor to consult with other Investors, the Committee or the Debtors or (B) the rights of an Investor under any applicable bankruptcy, insolvency, foreclosure or similar proceeding, including, without limitation, appearing as a party in interest in any matter to be adjudicated to appear and be heard, concerning any matter arising in the Chapter 11 Cases, in each case, so long as such consultation or appearance is not inconsistent with the Investors’ obligations hereunder or under the terms of the Chapter 11 Plan and is not for the purpose of hindering, delaying or preventing the consummation of the Chapter 11 Plan; (ii) limit the ability of an Investor to sell or enter into any transactions in connection with the Convertible Notes or the Senior Notes or any other claims against or interests in the Debtors, subject to Section 5.6 below; or (iii) limit any rights of any Investor arising under the Convertible Notes Indenture or the Senior Notes Indenture, respectively, or constitute a waiver or amendment of any provision of such indentures.

5.6.     Transfers. Each Investor holding Convertible Notes or Senior Notes agrees that so long as this Agreement has not been terminated such Investor shall not sell, transfer, loan, hypothecate, assign or otherwise dispose of (including by participation), in whole or in part, any of the Convertible Notes or Senior Notes or any option thereon or any right or interest therein (including the deposit of any Convertible Notes or Senior Notes into a voting trust or entry into a voting agreement with respect to any such Convertible Notes or Senior Notes), other than a transfer of Convertible Notes or Senior Notes to any other Investor party to this Agreement, unless the transferee thereof, prior to or concurrently with such transfer, agrees in writing to become an Investor and to be bound by all terms and provisions of this Agreement applicable to its transferor by executing and delivering a joinder agreement in a form reasonably acceptable to the Company and the Requisite Investors, in which event the transferee shall be deemed to be an Investor for all purposes of this Agreement to the extent of such transferred rights and obligations; provided, however, that notwithstanding the foregoing, no such sale, transfer, loan, hypothecation, assignment or other disposition by an Investor will relieve such Investor of its obligations under Sections 1.1 and 1.3 hereof if the assignee, transferee or other counterparty thereto fails to perform such obligations. Each Investor holding Convertible Notes or Senior Notes agrees that any sale, transfer or assignment of any Convertible Notes or Senior Notes that does not comply with the terms and procedures set forth herein shall be deemed void ab initio.

6.     Conditions to Closing.

6.1.     Conditions Precedent to Obligations of the Investors. The obligations of each Investor to subscribe for and purchase Shares pursuant to their respective Commitments are subject only to the following conditions precedent, each of which may be waived as provided in Section 6.3:

(a)     Agreement Order. The Agreement Order shall have been entered by the Bankruptcy Court in a form and substance reasonably satisfactory to the Requisite Investors, and the Agreement Order shall have become a Final Order.

(b)     Material Adverse Effect. Since the date of this Agreement, there shall not have occurred or exist any changes, circumstances or events that have had or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(c)     Confirmation Order. The Confirmation Order, in form and substance reasonably acceptable to the Requisite Investors, shall have been entered by the Bankruptcy Court and such order shall have become a Final Order.

(d)     Chapter 11 Plan. The Chapter 11 Plan, as approved by the Bankruptcy Court, shall be in form and substance reasonably acceptable to all of the Investors (such acceptance not to be unreasonably withheld, delayed or conditioned), it being agreed that (i) the Chapter 11 Plan attached hereto as Exhibit E is acceptable to all of the Investors and (ii) it shall be reasonable for any Investor to withhold acceptance or consent if the Chapter 11 Plan differs in any substantive respect (adverse to such Investor) from the form annexed hereto as Exhibit E.

(e)     Disclosure Statement. The Disclosure Statement, as approved by the Bankruptcy Court, shall be in form and substance reasonably acceptable to the Requisite Investors.

(f)     Conditions to Confirmation. The conditions to confirmation and the conditions to the Effective Date set forth in the Chapter 11 Plan shall have been satisfied (or waived with the consent of the Investors) in accordance with the Chapter 11 Plan, and the Effective Date shall have occurred.

(g)     Rights Offering. The Company shall have commenced the Rights Offering, the Rights Offering shall have been conducted in accordance with the Rights Offering Procedures and in accordance with this Agreement, and the Rights Offering Deadline shall have occurred.

(h)     Purchase Notice. The Investors shall have received from the Company in accordance with Section 1.1(e) a Satisfaction Notice or a Purchase Notice certifying as to the number of Unsubscribed Shares to be purchased pursuant to Section 1.1(c), in each case, dated as of the Determination Date.

(i)     No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated hereby or any of the other Contemplated Transactions shall have been entered, issued, rendered or made, nor shall any Proceeding brought by a Governmental Body seeking any of the foregoing be pending; nor shall there be any Legal Requirement or Order promulgated, enacted, entered, enforced or deemed applicable to the parties hereto which makes the consummation of the transactions contemplated by this Agreement or any of the other Contemplated Transactions illegal, void or rescinded.

(j)     HSR Act. If the acquisition of the Shares by the Investors pursuant to this Agreement and the Chapter 11 Plan is subject to the terms of the HSR Act, the applicable waiting period shall have expired or been terminated thereunder with respect to such purchase.

(k)     Notices and Consents. All other governmental and third party notifications, filings, waivers, authorizations and Consents set forth on Schedule 6.1(k) shall have been made or received and shall be in full force and effect.

(l)     Representations and Warranties and Covenants. (i) Each of (x) the representations and warranties of the Company set forth in Section 2.2, Section 2.3, Section 2.4(c) and Section 2.24(a) shall be true and correct in all respects, (y) the other representations and warranties of the Company in this Agreement that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects and (z) the representations and warranties of the Company in this Agreement that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects, in each case of clauses (x), (y) and (z), at and as of the date hereof and as of the Closing as if made at and as of the Closing (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date) and (ii) the Company shall have complied in all material respects with all covenants in this Agreement applicable to it.

(m)     Officer’s Certificate. The Investors shall have received on and as of the Closing a certificate of the chief financial officer or chief accounting officer of the Company confirming that the conditions set forth in Sections 6.1(b) and 6.1(l) hereof have been satisfied.

(n)     Exit Facility(ies). The Company shall have entered into and consummated one or more (as necessary) exit financing facilities reasonably acceptable to each of the Investors, it being understood and agreed that the Contemplated Exit Facility shall be deemed to be reasonably acceptable to each of the Investors for the purposes of this Section 6.1(n).

(o)     Transaction Expenses. The Company shall have paid all Transaction Expenses that have been invoiced to the Company by the Investors and the Ad Hoc Counsel and in each case, remain unpaid as of the Closing Date.

(p)     Commitment Fee. The Company shall have issued the Commitment Fee Shares to the Non-Defaulting Investors in accordance with Section 1.5.

(q)     Operative Documents. The New Stockholders Agreement in the form and substance annexed hereto as Exhibit D and the New Registration Rights Agreement in the form and substance annexed hereto as Exhibit G shall have been executed and delivered to the Investors by the Company. The Company shall have adopted pursuant to the Chapter 11 Plan the New Charter and New Bylaws in the form and substance of the documents annexed hereto as Exhibits B and C, respectively.

(r)     Alternate Transaction; Change of Recommendation. Neither the Company nor any of its Subsidiaries shall have entered into any contract, binding letter of intent, binding term sheet, or any other written agreement in principle providing for the consummation of any Alternate Transaction (an “Alternate Transaction Agreement”) (or proposed or resolved to do so, which proposal or resolution has not been withdrawn or terminated) and there shall not have been a Change of Recommendation. For the purpose of this Agreement, “Change of Recommendation” shall mean: (i) the Company or its board of directors or any committee thereof shall have withdrawn, qualified or modified, in a manner materially adverse to the Investors, its approval or recommendation of this Agreement or the Chapter 11 Plan or any of the Contemplated Transactions or (ii) the Company or its board of directors or any committee thereof shall have approved or recommended, or resolved to approve or recommend (including by filing any pleading or document with the Bankruptcy Court seeking Bankruptcy Court approval of) any Alternate Transaction or Alternate Transaction Agreement.

(s)     Makena®. The United States Food and Drug Administration shall not have approved an Abbreviated New Drug Application (ANDA) with respect to a generic formulation of hydroxyprogesterone caproate injection that would reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

(t)     Other Investors. The total proceeds paid to the Company at the Closing from the Rights Offering pursuant to Section 1.1 (including the participation in the Rights Offering of the Investors in accordance with Section 1.1) and the purchase of Direct Subscription Shares and Unsubscribed Shares pursuant to Section 1.2 and Section 1.3 shall equal at least the aggregate amount of all the Investors’ Total Investor Commitment Amounts; provided, that any DIP Claims deemed surrendered pursuant to a Defaulting DIP Lender Exchange under Section 1.3(a) shall be deemed proceeds paid to the Company.

6.2.     Conditions Precedent to Obligations of the Company. The obligations of the Company to issue and sell the Shares to each of the Investors pursuant to this Agreement are subject only to the following conditions precedent, each of which may be waived in writing by the Company:

(a)     Agreement Order. The Agreement Order shall have been entered by the Bankruptcy Court and the Agreement Order shall have become a Final Order.

(b)     Confirmation Order. The Confirmation Order shall have been entered by the Bankruptcy Court and such order shall have become a Final Order.

(c)     Conditions to Confirmation. The conditions to confirmation and the conditions to the Effective Date set forth in the Chapter 11 Plan shall have been satisfied (or waived with the consent of the Requisite Investors) in accordance with the Chapter 11 Plan, and the Effective Date shall have occurred.

(d)     No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated hereby or any of the other Contemplated Transactions shall have been entered, issued, rendered or made, nor shall any Proceeding brought by a Governmental Body seeking any of the foregoing be pending; nor shall there be any Legal Requirement or Order promulgated, enacted, entered, enforced or deemed applicable to the parties hereto which makes the consummation of the transactions contemplated by this Agreement or any of the other Contemplated Transactions illegal, void or rescinded.

(e)     HSR Act. If the acquisition of the Shares by the Investors pursuant to this Agreement and the Chapter 11 Plan is subject to the terms of the HSR Act, the applicable waiting period shall have expired or been terminated thereunder with respect to such purchase.

(f)     Representations and Warranties and Covenants. (i) Each of (x) the representations and warranties of each Investor in this Agreement that are not qualified as to “materiality” or “material adverse effect” shall be true and correct in all material respects and (y) the representations and warranties of each Investor that are qualified as to “materiality” or “material adverse effect” shall be true and correct in all respects, in each case of clauses (x) and (y), at and as of the date hereof and as of the Closing as if made at and as of the Closing (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date) and (ii) each Investor shall have complied in all material respects with all covenants in this Agreement applicable to it, except, in each case, to the extent that Non-Defaulting Investors purchase any Defaulting Shares as a result of any breach of representations, warranties or covenants by a Defaulting Investor pursuant to Section 1.3(b) hereof.

6.3.     Waiver of Conditions. The conditions set forth in Sections 6.1(b) and 6.1(s) may be waived only with the written approval of Investors whose Total Commitments exceed 33-1/3% of the Total Commitments of all Investors. The conditions set forth in Sections 6.1(a), 6.1(c), 6.1(e), 6.1(g), 6.1(h) and 6.1(l) (to the extent it relates to the following Sections: 2.6; 2.8; 2.9; 2.10; 2.11; 2.13-2.16; 2.18-2.21; and 2.25-2.28) may be waived only with the written approval of the Requisite Investors. The conditions set forth in Sections 6.1(d), 6.1(f), 6.1(i), 6.1(j), 6.1(k), 6.1(l) (to the extent it relates to the Sections other than those listed in the preceding sentence), 6.1(m), 6.1(n), 6.1(o), 6.1(p), 6.1(q) and 6.1(r) may be waived only with the written approval of all of the Investors. The conditions set forth in Section 6.1(t) may be waived only with the written approval of all Investors other than the breaching Investors.

7.     Termination.

(a)     Except as set forth in Section 7(b), this Agreement (including the Commitments) may be terminated and the transactions contemplated hereby may be abandoned at any time by any Investor upon the occurrence of any of the following:

(i)     if the Company does not file an executed copy of this Agreement, together with all of the exhibits hereto, with the Bankruptcy Court on or prior to June 7, 2013;

(ii)     if the Bankruptcy Court does not enter the Agreement Order on or prior to June 7, 2013;

(iii)     at any time after June 21, 2013 if the Debtors have not filed with the Bankruptcy Court a motion to confirm the Chapter 11 Plan and a related motion to approve the Disclosure Statement on or prior to such date;

(iv)     at any time after July 31, 2013, if the Bankruptcy Court has not entered an order approving such Disclosure Statement on or prior to such date;

(v)     at any time after September 12, 2013 (the “Confirmation Order Date”), if the Bankruptcy Court has not entered the Confirmation Order with respect to the Chapter 11 Plan on or prior to such date; provided, that the Confirmation Order Date may be extended by the Company on one occasion until the date that is no later than October 12, 2013 (subject to the proviso in the last sentence below) solely in the following circumstances: (1) following the date the Bankruptcy Court has entered the Agreement Order and prior to September 12, 2013, a Regulatory Action has occurred; and (2) the Company’s board of directors determines in good faith (A) (after consultation with its financial advisors and outside legal counsel) that such Regulatory Action has materially increased the prospects and enterprise value of the Company and its subsidiaries taken as a whole in a manner that would reasonably be expected to lead to a Superior Proposal that provides for the payment in full, in cash, of holders of allowed general unsecured claims against the Company, including but not limited to holders of Convertible Notes and (B) (after consultation with outside legal counsel) that the failure to extend the Confirmation Order Date as permitted by this Section 7(a)(v) would be inconsistent with its fiduciary duties under applicable Legal Requirements; for purposes of this Section 7(a)(v) the term “Regulatory Action” means any governmental, litigation, legislative or regulatory event or events that has materially limited or reduced, or is reasonably likely to materially limit or reduce, the availability of compounded 17P in the market; provided, that a bill or rule promulgated by a committee or subcommittee of a house of Congress alone will not constitute a “Regulatory Action”. Upon a determination by the Company’s board of directors of the occurrence of (1) and (2) (a “Determination”), the Company shall provide written notice of such Determination to the Investors within twenty-four (24) hours of such Determination; provided, that, notwithstanding anything to the contrary contained herein, during the period beginning on the Cleansing Date and ending on the date that is thirty (30) days after the Cleansing Date (exclusive of the Investor Notice Period, which shall be in addition to such thirty-day period) (the “Go Shop End Date”) the prohibitions contained in Section 4.9(a)(i) and Section 4.9(a)(ii) shall not apply, but all other provisions of Section 4.9 (other than Section 4.9(b), except (X) the requirement that the Company enter into an Acceptable Confidentiality Agreement prior to furnishing access and non-public information to any Person and (Y) the requirement that the Company have previously provided or concurrently provides such access or non-public information to the Investors (other than Investors that have informed the Company that they do not want such access or non-public information), provided that, to the extent any Investor elects to receive such non-public information, the Company shall have no obligation to make public such non-public information) shall continue to be applicable, except that, if the Company elects to extend the confirmation order date in accordance with this Section 7(a)(v), then the definition of "Superior Proposal" contained in Section 4.9 shall be automatically amended to add, as an additional requirement, that, to qualify as a superior proposal, an Alternative Transaction Proposal must provide for the payment in full, in cash, of all holders of allowed general unsecured claims against the Debtors, including but not limited to, holders of Convertible Notes;

(vi)     at any time after the date that is thirty (30) calendar days after entry of the Confirmation Order, if the Effective Date with respect to the Chapter 11 Plan has not occurred on or prior to such date;

(vii)     if the Bankruptcy Court shall have entered an order denying confirmation of the Chapter 11 Plan, the Chapter 11 Plan is terminated in accordance with its terms or the Confirmation Order is vacated or reversed;

(viii)     if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty of the Company in this Agreement shall have become untrue, in either case which breach, failure to perform or occurrence (x) would result in a failure of a condition set forth in Section 6.1 and (y) is not curable or able to be performed, or, if curable or able to be performed, is not cured or performed prior to the earlier of (A) the End Date and (B) ten (10) Business Days after written notice of such breach, failure or occurrence is given to the Investors by the Company;

(ix)     upon the dismissal of any of the Chapter 11 Cases or the conversion of any of the Chapter 11 Cases from one under Chapter 11 to one under Chapter 7 of the Bankruptcy Code, or the filing by the Debtors of a motion or other pleading with the Bankruptcy Court seeking the dismissal or conversion of any of the Chapter 11 Cases;

(x)     if the Bankruptcy Court grants relief that is materially inconsistent with the Chapter 11 Plan;

(xi)     there shall have been a Change of Recommendation, or the Company shall have entered into an Alternate Transaction Agreement;

(xii)     if termination of this Agreement results from the operation of Sections 1.3(a) and/or Section 1.3(b); or

(xiii)     if the Closing shall not have occurred on or prior to October 12, 2013 (the “End Date”), provided, that if the Confirmation Order Date has been extended pursuant to Section 7(a)(v) of this Agreement to a date that is after September 12, 2013, then the “End Date” shall be thirty (30) days after the Go Shop End Date.

(b)     Any Investor may terminate this Agreement in the circumstances set forth in Section 7(a), by written notice to each other Investor and the Company; provided, that (i) in order to terminate this Agreement pursuant to Section 7(a)(i), 7(a)(ii), 7(a)(iii), 7(a)(iv), 7(a)(v) or 7(a)(vi) within the first thirty (30) days after such termination right arises, such written notice must be executed by the Requisite Investors and (ii) any termination of this Agreement pursuant to Section 7(a)(viii) will be of no force and effect if Investors who have the right hereunder to waive the condition giving rise to such termination notify all of the Investors in writing that they object to such termination; and provided, further, that such termination will be of full force and effect upon any rescission by such Investors of such objection.

(c)     This Agreement may be terminated at any time by written consent of the Company and the Requisite Investors.

(d)     This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time by the Company (i) if the Closing shall not have occurred on or prior to the End Date, (ii) in order to concurrently enter into an Alternate Transaction Agreement with respect to a Superior Proposal; provided, that (A) the Company has complied with the terms of Section 4.9 and (B) the Company pays in full the Alternate Transaction Damages and Transactions Expenses payable pursuant to Section 7(e) concurrently with such termination, or (iii) if any Investor shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty of any Investor in this Agreement shall have become untrue, in either case which breach, failure to perform or occurrence (x) would result in a failure of a condition set forth in Section 6.2 and (y) is not curable or able to be performed, or, if curable or able to be performed, is not cured or performed prior to the earlier of (A) the End Date and (B) ten (10) Business Days after written notice of such breach, failure or occurrence is given to the Investors by the Company.

(e)     In the event of termination of this Agreement in accordance with this Section 7, the provisions of this Agreement shall immediately become void and of no further force or effect (other than Sections 1.6, 1.7, 7, 8, 10, 11, 12 and 13 hereof, and other than in respect of any liability of any party for any material breach of this Agreement prior to such termination, which shall in each case expressly survive any such termination). Notwithstanding the foregoing, (A) in the event that this Agreement is terminated pursuant to Section 7(a)(xi) or Section 7(d)(ii), then the Company, subject to the approval of the Bankruptcy Court (which approval the Company shall seek at the earliest date following such termination if it has not already been obtained), shall pay liquidated damages in an amount equal to seven million five hundred thousand dollars ($7,500,000) (the “Alternate Transaction Damages”) to the Investors in such proportions as each Investor’s Total Investor Commitment Amount bears to the Total Investor Commitment Amounts of all of the Investors, and, in any case, the Company shall pay to the Investors any Transaction Expenses incurred prior to such termination that have not yet been paid and (B) if (i) this Agreement is terminated by the Investors pursuant to Section 7(a)(viii) or Section 7(a)(xiii) or by the Company pursuant to Section 7(d)(i) and (ii) the Company or any of its Subsidiaries subsequently consummates any Alternate Transaction or enters into any Alternate Transaction Agreement within twelve (12) months of such termination, then the Company shall pay the Alternate Transactions Damages (as liquidated damages) to the Investors in such proportions as each Investor’s Total Investor Commitment Amount bears to the Total Investor Commitment Amounts of all of the Investors, and, in any case, the Company shall pay to the Investors any Transaction Expenses incurred prior to such termination that have not yet been paid. Payment of the Alternate Transaction Damages and Transactions Expenses due under this paragraph will be made (x) in the case of a termination pursuant to Section 7(a)(xi), no later than the close of business on the next Business Day following the later of such termination or approval by the Bankruptcy Court of such payment, which approval shall be sought at the earliest date following such termination if it has not already been obtained, (y) in the case of a termination pursuant to Section 7(d)(ii), concurrently with, and as a condition to the effectiveness of, such termination, and (z) in the case of a termination pursuant to Section 7(a)(viii), Section 7(a)(xiii) or Section 7(d)(i), on the earlier of the date of such Alternate Transaction is consummated or such Alternate Transaction Agreement is entered into. The provision for the payment of the Alternate Transaction Damages is an integral part of the transactions contemplated by this Agreement and without such provision the Investors would not have entered into this Agreement. The Alternate Transaction Damages shall, subject to Bankruptcy Court approval, and to the extent payable in accordance herewith, constitute an allowed administrative expense of the Company.

(f)     In the event that circumstances arise such that any Investor (each, a “Terminating Investor”) has the right unilaterally to terminate this Agreement in accordance with Section 7(b) and notifies the Company and the Investors that it desires to do so, but Requisite Investors have not elected to terminate this Agreement, then this Agreement shall terminate automatically and immediately as to such Terminating Investor and, as to all other Investors and the Company, shall terminate at the close of business on the seventh (7th) Business Day after such written notice is received by the remaining Investors and the Company (or on such earlier date as all such other remaining Investors shall agree), unless, prior to 5:00 p.m., New York time, on such seventh (7th) Business Day (or prior to such earlier date agreed upon by all such other remaining Investors), one or more of the remaining Investors, in their sole discretion, commits in writing to assume the Direct Commitment and Backstop Commitment of each Terminating Investor (on a pro rata basis in proportion to their respective Backstop Commitments or on such other basis as such remaining Investors may agree), whereupon the Terminating Investor shall cease to be an Investor hereunder as of the date of such Terminating Investor’s termination notice and shall no longer have any rights (including any right to receive or retain the Commitment Fee) or obligations under this Agreement, but this Agreement shall continue in effect with respect to the remaining Investors and the Company. Notwithstanding any provision herein to the contrary, under the circumstances described by this Section 7(f), such remaining Investors’ obligations under Section 1 of this Agreement shall be suspended unless and until one or more of the remaining Investors commits in writing to assume the Direct Commitment and Backstop Commitment of each Terminating Investor in accordance with this Section 7(f).

8.     Indemnification. The Indemnification Provisions are incorporated into this Agreement by reference and shall be effective upon the date of the Agreement Order.

9.     Survival of Representations and Warranties. Notwithstanding any investigation at any time made by or on behalf of any party hereto with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any representation or warranty made by or on behalf of any party hereto, all representations and warranties contained in this Agreement shall survive the execution, delivery and performance of, and the Closing under, this Agreement.

10.     Amendments and Waivers.

(a)     Any term of this Agreement may be amended or modified and the compliance with any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only if such amendment, modification or waiver is signed, in the case of an amendment or modification, by the Investors by the Required Investor Vote (as defined below) and the Company, or in the case of a waiver, by the party waiving compliance (which shall be the Investors by the Required Investor Vote in the case of a waiver by the Investors); provided, however, that Appendix 1 hereto may be updated in accordance with the terms of Section 12.1 hereof.

(b)     The term “Required Investor Vote” shall mean a written instrument signed by the Requisite Investors; provided, however, that (i) in connection with any modification, amendment or extension of this Agreement (including any exhibit), the Chapter 11 Plan, the New Charter, the New By-laws, the New Stockholders Agreement or the New Registration Rights Agreement that would have the effect of increasing the amount of an Investor’s Direct Commitment or Backstop Commitment as set forth in Appendix 1, the term “Required Investor Vote” shall mean the prior written consent of such Investor (as well as the consent of the Requisite Investors), (ii) in connection with any modification, amendment or extension of this Agreement (including any exhibit), the Chapter 11 Plan, the New Charter, the New By-laws, the New Stockholders Agreement or the New Registration Rights Agreement that (A) increases the aggregate number of Rights Offering Shares, (B) increases the Purchase Price, (C) modifies the indemnification obligations of the Company as set forth on Exhibit G, (D) decreases the Commitment Fee or (E) alters, amends or modifies Section 1.5 or Section 1.6, then the term “Required Investor Vote” shall, in each such case, mean the prior written consent of all the Investors, (iii) in connection with any modification, amendment or extension of any provision of this Agreement (including any exhibit), the Chapter 11 Plan, the New Charter, the New By-Laws, the New Stockholders Agreement or the New Registration Rights Agreement which provides any right to any individual Investor, acting alone, then the term “Required Investor Vote” shall, in each such case, mean the prior written consent of each Investor and (iv) subject to Section 10(c), in connection with any modification, amendment or extension of this Agreement (including any exhibit), the Chapter 11 Plan, the New Charter, the New By-Laws, the New Stockholders Agreement or the New Registration Rights Agreement that would have the effect of modifying Section 6, Section 7, this Section 10 or Section 12.9, the term “Required Investor Vote” shall mean the prior written consent of all the Investors.

(c)     If, at the close of business on the third (3rd) business day following the receipt by any Investor (a “Non-Consenting Investor”) of written notice of a proposed material modification of, or amendment or supplement to, this Agreement or the Chapter 11 Plan that requires the consent of each Investor under Section 10(b) and that has been approved by the Requisite Investors, and such Non-Consenting Investor has objected in writing (or failed to consent) to such modification, amendment or supplement, then one or more of the remaining Investors shall have the right, in their sole discretion, to commit in writing to assume the obligations of such Non-Consenting Investor (on a pro rata basis in proportion to their respective Total Investor Commitment Amounts or on such other basis as such remaining Investors may agree), in which event such modification, amendment or supplement shall be deemed to have become effective, the Non-Consenting Investor shall cease to be an Investor hereunder and shall no longer have any rights or obligations under this Agreement (other than the right to receive or retain the Commitment Fee), and this Agreement shall continue in effect with respect to the remaining Investors.

(d)     No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, or any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

(e)     Notwithstanding anything to the contrary contained in this Agreement and provided that the Creditors Committee supports the Chapter 11 Plan, in no event shall the distribution to each holder of an Allowed General Unsecured Claim (as defined in the Chapter 11 Plan) of the lesser of (i) such holder’s Pro Rata Share (as defined in the Chapter 11 Plan) of $10.25 million and (ii) 100% of such Allowed General Unsecured Claim be amended or modified downward without the consent of the Creditors Committee, which consent shall not be unreasonably withheld. For the avoidance of doubt, the foregoing consent relates solely to the specific amounts of $10.25 million (or 100% as set forth above). The Creditors Committee shall be a third-party beneficiary to this Agreement solely with respect to the immediately preceding two sentences.

11.     Notices, etc. Except as otherwise provided in this Agreement, all notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:

(a)     if to an Investor, to each of the counsel of the undersigned Investors at the address listed below:

If to Capital Ventures International,

c/o Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Fax: (212) 262-7402

Attn: Gerald C. Bender, Esq.

If to Greywolf Capital Overseas Master Fund, Greywolf Capital Partners II LP or Greywolf Opportunities Fund LLC,

c/o Dechert LLP

1095 Avenue of the Americas

New York, New York 10036

Fax: (212) 698-3599

Attn: Michael J. Sage, Esq.

If to Kingdon Associates, Kingdon Credit Master Fund L.P., Kingdon Family Partnership, L.P., or M. Kingdon Offshore Master Fund L.P.,

c/o Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Fax: (212) 839-5599

Attention: Lee S. Attanasio, Esq.

If to Deutsche Bank Securities Inc.,

c/o White & Case LLP

Southeast Financial Center

Suite 4900

200 South Biscayane Boulevard

Miami, Florida 33131

Fax: (305) 358-5744

Attn: Thomas E Lauria, Esq.

(b)     If to the Company at:

K-V Pharmaceutical Company

16640 Chesterfield Grove, Suite 200
Chesterfield, MO 63005

Attn: Thomas S. McHugh

Fax: (314) 646-3705

With a copy to

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:      Paul V. Shalhoub, Esq.

and

Robin Spigel, Esq.

Fax:           (212) 728-8111

Any such notice, demand or other communication shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, (iii) if mailed, three (3) days after being mailed as described above, and (iv) if sent by written telecommunication, when dispatched.

12.     Miscellaneous.

12.1.     Assignment; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Notwithstanding the previous sentence, any Investor’s rights, obligations or interests hereunder, may be assigned, delegated or transferred, in whole or in part, by such Investor to (i) any other Investor or (ii) any Affiliate of an Investor over which such Investor or any of its Affiliates exercises investment authority (including any Related Fund of such Investor), including, without limitation, with respect to voting and dispositive rights; provided that any such assignee assumes the obligations of the assigning Investor hereunder and agrees in writing prior to such assignment to be bound by the terms of this Agreement in the same manner as the assigning Investor. Following any assignment described in the immediately preceding sentence, Appendix 1 hereto shall be updated by the Company (in consultation with the assigning Investor and the assignee) solely to reflect the name and address of the applicable assignee or assignees and the Backstop Commitment Percentage and the Total Investor Commitment Amount that shall apply to such assignee or assignees, and any changes to the Backstop Commitment Percentage and the Total Investor Commitment Amount applicable to the assigning Investor. Any update to Appendix 1 hereto described in the immediately preceding sentence shall not be deemed an amendment to this Agreement. Notwithstanding the foregoing or any other provisions herein, no such assignment will relieve the assigning Investor of its obligations hereunder if any such assignee fails to perform such obligations.

12.2.     Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

12.3.     Entire Agreement. This Agreement supersedes all prior agreements between the parties with respect to its subject matter, other than the Chapter 11 Plan, and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

12.4.     Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or portable document format (PDF) signatures), each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, the parties hereto.

12.5.     Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, without giving effect to the conflicts of law principles thereof except Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

12.6.     Submission to Jurisdiction. Each party to this Agreement irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof will be brought, (i) if prior to the closing of the Chapter 11 Cases, in the Bankruptcy Court and (ii) if on or after the closing of the Chapter 11 Cases, in the courts of the State of New York, County of New York or, if it has or can acquire jurisdiction, the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each party to this Agreement hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. Each party to this Agreement further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof in the manner set forth in Section 11. Each party to this Agreement hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing in this Section 12.6 shall be deemed to constitute a submission to jurisdiction, consent or waiver with respect to any matter not specifically referred to herein.

12.7.     Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

12.8.     Further Assurances. From time to time after the date of this Agreement, the parties hereto will execute, acknowledge and deliver to the other parties hereto such other documents, instruments and certificates, and will take such other actions, as any other party hereto may reasonably request in order to consummate the transactions contemplated by this Agreement.

12.9.     No Specific Performance. Each party hereby agrees that: (a) the sole and exclusive remedy available to any party against any other party for breach of this Agreement shall be to recover money damages for Losses; (b) in the event any provision of this Agreement is not performed by any party in accordance with its specific terms or is otherwise breached, (A) money damages for Losses will provide such party with an adequate remedy and (B) no person or entity or any of its affiliates shall have any right to enforce specifically with respect to any party the terms and provisions of this Agreement and shall not be entitled to an injunction, injunctions or any form of equitable relief to prevent breaches by any party of this Agreement. Additionally, the aggregate liability of each Investor under this Agreement for any reason (under any legal theory), including for any willful breach, shall not exceed 120% of such Investor’s Total Investor Commitment Amount calculated as of the date hereof. “Loss” or “Losses” shall mean any and all liabilities, losses, costs or damages, including reasonable attorneys’ fees and expenses, but excluding lost profits, lost revenues, lost opportunities, punitive damages and other special damages regardless of the legal theory. In no event shall “Losses” be calculated based on any multiple of lost earnings or other similar methodology used to value the equity of the Company or any other person or entity.

12.10.     Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

12.11.     Interpretation; Rules of Construction. When a reference is made in this Agreement to Section, Exhibit or Schedule, such reference shall be to a Section, Exhibit or Schedule, respectively, of or to this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; and (v) the words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

12.12.     Non-Recourse. No past, present or future director, manager, officer, employee, incorporator, authorized representative, member, partner, stockholder, Affiliate, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of such party under this Agreement or in connection with any of the Contemplated Transactions, or for any claim based on, or in respect of, or by reason of, the transactions contemplated hereby or any of the other Contemplated Transactions.

12.13.     Several, Not Joint, Obligations. The agreements, representations and obligations of the Investors under this Agreement are, in all respects, several and not joint.

12.14.     Disclosure. Subject to the terms of Section 4.1 hereof, neither the Company nor any of the Investors shall, and the Company and each of the Investors shall cause their respective Affiliates not to, disclose or divulge to any Person any of the information set forth on Appendix 1 hereto, except for (i) disclosures required by applicable Legal Requirements, (ii) with respect to disclosures made by an Investor or any of its Affiliates, disclosures of information on Appendix 1 hereto that relate to such Investor, or (iii) disclosures to parties to this Agreement.

12.15.     Equity Commitment Agreement. The Company and the Investors acknowledge and agree that the Equity Commitment Agreement, dated as of April 17, 2013, by and among each of the Investors, was terminated as of the date of the Original Agreement and is of no further force or effect.

12.16.     Effectiveness. This Agreement shall be binding and enforceable on the Investors upon execution hereof by the Investors and shall be binding and enforceable on the Company upon Bankruptcy Court approval; provided, that Section 4.1 shall be binding and enforceable upon the Company upon execution and delivery of this Agreement by each of the Investors and the Company.

13.     Definitions.

13.1.     Certain Defined Terms. As used in this Agreement the following terms have the following respective meanings:

Action: has the meaning given to such term in Exhibit F hereto.

Acceptable Confidentiality Agreement: has the meaning given to such term in Section 4.9(f)(i) hereof.

Accredited Investor: has the meaning given to such term in Section 3.6 hereof.

Ad Hoc Counsel: means Brown Rudnick LLP, acting in its capacity as counsel to certain holders of the Convertible Notes collectively referred to as the “Ad Hoc Consortium of Independent Convertible Noteholders”.

Adjusted Commitment Percentage: means, with respect to any Non-Defaulting Investor a percentage expressed as a fraction, the numerator of which is the Total Investor Commitment Amount of such Non-Defaulting Investor and the denominator of which is the Total Investor Commitment Amount of all Non-Defaulting Investors.

Affiliate: means, with respect to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

Agreement: has the meaning given to such term in the preamble hereof.

Agreement Motion: has the meaning given to such term in the recitals hereof.

Agreement Order: has the meaning given to such term in the recitals hereof.

Allowed Convertible Subordinated Notes Claims: has the meaning given to such term in the Chapter 11 Plan.

Alternate Transaction: has the meaning given to such term in Section 5.5(a) hereof.

Alternate Transaction Agreement: has the meaning given to such term in Section 6.1(r) hereof.

Alternate Transaction Damages: has the meaning given to such term in Section 7(e) hereof.

Alternate Transaction Proposal: has the meaning given to such term in Section 4.9(f)(ii) hereof.

Amended Agreement: has the meaning given to such term in the recitals hereof.

Amended Certificate of Incorporation: has the meaning given to such term in the Chapter 11 Plan.

Audited Financial Statements: has the meaning given to such term in Section 2.12 hereof.

Backstop Commitment: means, with respect to any Investor other than Kingdon, the commitment of such Investor, subject to the terms and conditions set forth in this Agreement, to purchase Backstop Shares pursuant to, and on the terms set forth in, Sections 1.1(c) and 1.3(a) hereof.

Backstop Commitment Percentage: means, with respect to any Investor, the percentage set forth opposite the name of such Investor under the heading “Backstop Commitment Percentage” on Appendix 1 hereto.

Backstop Investor: means each Investor other than Kingdon.

Backstop Shares: has the meaning given to such term in Section 1.3(a) hereof.

Bankruptcy Code: has the meaning given to such term in the recitals hereof.

Bankruptcy Court: has the meaning given to such term in the recitals of this Agreement.

Bankruptcy Rules: means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases and/or the transactions contemplated by this Agreement, and any Local Rules of the Bankruptcy Court.

Business Day: means any day other than a Saturday, Sunday, or a “legal holiday,” as defined in Bankruptcy Rule 9006(a).

Change of Recommendation: has the meaning given to such term in Section 6.1(r) hereof.

Chapter 11 Cases: has the meaning given to such term in the recitals hereof.

Chapter 11 Plan: means the chapter 11 plan of reorganization, including all exhibits, schedules and annexes, attached as Exhibit E hereto, with only such amendments, supplements (including any Chapter 11 Plan Supplement), changes and modifications that (i) if not adverse to any Investor, or if required by the Bankruptcy Court, are reasonably acceptable to Requisite Investors; and (ii) if adverse to any Investor, are reasonably acceptable to such Investor and to Requisite Investors (including the Investor as to which such amendment, supplement, change or modification is adverse); provided, that without limiting the rights and obligations of the Parties hereunder, it is acknowledged that nothing in this parenthetical shall derogate the Company's fiduciary obligations);

Chapter 11 Plan Supplement: has the meaning ascribed to the term “Plan Supplement” as such term is defined in the Chapter 11 Plan, and shall be reasonably acceptable to Requisite Investors. For the purposes of this Agreement, the term Chapter 11 Plan Supplement does not include any document attached as an Exhibit to this Agreement.

Cleansing Date: has the meaning given to such term in Section 4.11 hereof.

Closing: has the meaning given to such term in Section 1.4(a) hereof.

Code: means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

Collective Bargaining Agreements: means any and all written agreements, memoranda of understanding, contracts, letters, side letters and contractual obligations of any kind, nature and description, that have been entered into between or that involve or apply to any employer and any Employee Representative.

Commission: means the United States Securities and Exchange Commission.

Commitment: means, with respect to any Investor, collectively, the Direct Commitment and the Backstop Commitment, if any, of such Investor.

Commitment Fee: has the meaning given to such term in Section 1.5 hereof.

Commitment Fee Shares: has the meaning given to such term in Section 1.5 hereof.

Company: has the meaning given to such term in the preamble hereof.

Company IP Rights: has the meaning given to such term in Section 2.8 hereof.

Company SEC Documents: has the meaning given to such term in Section 2.21 hereof.

Confirmation Order: means the order of the Bankruptcy Court confirming the Chapter 11 Plan pursuant to section 1129 of the Bankruptcy Code, in form and substance reasonably acceptable to the Requisite Investors.

Consent: means any approval, consent, ratification, waiver or other authorization of any Person (including any Governmental Body).

Contemplated Exit Facility: means the exit facility contemplated by that certain Commitment Letter, dated April 22, 2013, provided by certain of the Investors to the Company.

Contemplated Transactions: means all transactions contemplated by this Agreement and the Chapter 11 Plan, including without limitation, the Rights Offering and the issuance of the Direct Subscription Shares, the Rights Offering Shares, the Backstop Shares and the Commitment Fee Shares.

Contract: means any agreement, contract, obligation, promise or undertaking, whether written or oral.

Convertible Notes: means the 2.5% Contingent Convertible Subordinated Notes due 2033 of the Company issued pursuant to certain Indenture (as amended, modified or supplemented), dated as of May 16, 2003, among the Company and Deutsche Bank Trust Company Americas, as indenture trustee,

Creditors’ Committee: means the statutory committee of unsecured creditors appointed, in the Chapter 11 Cases in accordance with section 1102 of the Bankruptcy Code, as the same may be reconstituted from time to time.

Debtors: has the meaning given to such term in the recitals hereof.

Defaulting Investor: has the meaning given to such term in Section 1.3(a) hereof.

Defaulting DIP Lender Exchange: has the meaning given to such term in Section 1.3(a) hereof.

Defaulting Shares: has the meaning given to such term in Section 1.3(a) hereof.

Determination: has the meaning given to such term in Section 7(a)(v) hereof.

Determination Date: has the meaning given to such term in Section 1.1(e) hereof.

DIP Claims: has the meaning given to such term in the Chapter 11 Plan.

DIP Credit Agreement: has the meaning given to such term in the Chapter 11 Plan.

Direct Commitment: means, with respect to any Investor, the commitment of such Investor, subject to the terms and conditions set forth in this Agreement, to purchase the Direct Subscription Shares as described herein.

Direct Subscription Shares: has the meaning given to such term in the recitals hereof.

Disclosure Statement: means the disclosure statement, in form and substance reasonably acceptable to the Requisite Investors, that relates to the Chapter 11 Plan, as such disclosure statement may be amended, modified or supplemented (including all exhibits and schedules annexed thereto or referred to therein).

Disclosure Statement Hearing: means the hearing held by the Bankruptcy Court to consider approval of the Disclosure Statement as containing adequate information as required by section 1125 of the Bankruptcy Code, as the same may be adjourned or continued from time to time.

Effective Date: means the Business Day on which all conditions to the “Effective Date” set forth in Section 11.2 of the Chapter 11 Plan have been satisfied or waived, and no stay of the Confirmation Order is in effect and the Chapter 11 Plan is substantially consummated.

Eligible Holders: has the meaning given to such term in the recitals hereof.

Employee Plan: means all written plans, practices and arrangements, formal or informal, whether applicable to a group of individuals or a single individual, and whether active, frozen or terminated, currently providing compensation (other than salary or wages) or other benefits of any type or nature with respect to the employees of the Company or any of its Subsidiaries, including but not limited to, all plans providing benefits for such employees that are employee benefit plans as defined in Section 3(3) of ERISA.

Employee Representatives: has the meaning given to such term in Section 2.19(a) hereof.

Encumbrance: means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, subscription or similar right, pre-emptive right, Tax assessment or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

End Date: has the meaning given to such term in Section 7(a) hereof.

Environmental Laws: means all applicable Legal Requirements and Orders applicable to the Company or any of its Subsidiaries relating to pollution or the regulation and protection of human or animal health, safety, the environment or natural resources, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Materials Transportation Uniform Safety Act, as amended (49 U.S.C. 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and their state, municipal and local counterparts or equivalents and any transfer of ownership notification or approval statute, including the Industrial Site Recovery Act (N.J.S.A. §2013:1K-6 et seq.).

Equity Investor Shares: has the meaning given to such term in Section 1.1(c) hereof.

Exchange Act: means the Securities Exchange Act of 1934

Final Order: means an order, ruling or judgment of the Bankruptcy Court (or other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases (or by the clerk of such other court of competent jurisdiction on the docket of such court) that: (a) is in full force and effect; (b) is not stayed; and (c) is no longer subject to review, reversal, modification or amendment, by appeal or writ of certiorari; provided, however, that the possibility that a motion under Rule 50 or 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Civil Procedure or Bankruptcy Rules, may be filed relating to such order, ruling or judgment shall not cause such order, ruling or judgment not to be a Final Order.

Financial Statements: has the meaning given to such term in Section 2.12 hereof.

GAAP: means United States generally accepted accounting principles.

Go Shop End Date: has the meaning given to such term in Section 7(a)(v) hereof.

Governmental Body: means any federal, state, local or foreign government or any agency, bureau, board, commission, court, department, political subdivision, tribunal or other instrumentality thereof, or any federal, state, local or foreign court or arbitrator.

HSR Act: has the meaning given to such term in Section 1.6 hereof.

Indemnifying Party: has the meaning given to such term in Exhibit F hereto.

Indemnified Person: has the meaning given to such term in Exhibit F hereto.

Indemnification Provisions: the indemnification provisions set forth in Exhibit F annexed hereto.

Interest Commencement Date: has the meaning given to such term in Section 1.7 hereof.

Investor(s): has the meaning given to such term in the preamble of this Agreement.

Investor Notice Period: has the meaning given to such term in Section 4.9(d) hereof.

IP Rights: has the meaning given to such term in Section 2.8 hereof.

Kingdon: has the meaning given to such term in the recitals hereof.

Knowledge of the Company: means the actual knowledge of the chief executive officer, chief financial officer and general counsel of the Company.

Legal Requirement: means any federal, state, local, municipal, foreign, international, multinational or other statute, law (including common law), ordinance, rule, treaty, constitution, code or regulation.

Loss or Losses: has the meaning given to such term in Section 12.9 hereof.

Material Adverse Effect: means any event, change, effect, occurrence, development, circumstance or change of fact that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, or any state of facts, condition, change, event, occurrence or development resulting or arising from the following, shall constitute, or shall be considered in determining whether there has occurred or would reasonably be expected to occur, a “Material Adverse Effect”: (a) conditions or effects that generally affect the industries and markets in which the Company operates, (b) changes in general market or economic conditions in the industries in which the Company operates generally, (c) effects resulting from changes generally affecting financial, banking, credit, securities, or commodities markets, the economy in general, prevailing interest rates or general capital market conditions in the United States or those countries in which the Company operates, (d) any failure by the Company or any Subsidiary thereof to achieve any projections or forecasts in respect of revenues, earnings or other financial or operating metrics for any period (provided, that the underlying causes for such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect unless such underlying cause is otherwise excluded pursuant to this definition), (e) changes in the Company’s stock price or trading volume, or changes in the price of the Convertible Notes or Senior Notes (provided that the underlying causes of factors affecting the Company’s stock price, trading volume or price of the Convertible Notes or the Senior Notes may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect unless such underlying cause is otherwise excluded pursuant to this definition), (f) a change in United States generally accepted accounting principles or regulatory accounting principles or interpretations thereof after the date hereof, (g) any state of facts, condition, change, event, occurrence or development relating to or resulting from the products or product candidates of any Person (other than the Company), including the entry into the market of products (including generic versions of products) competitive with any of the Company’s products or product candidates, (h) the filing of the Chapter 11 Cases, actions taken in connection with the Chapter 11 Cases approved by the Bankruptcy Court (and in compliance with the requirements of the Bankruptcy Code), the announcement of the Contemplated Transactions, the pendency of the Contemplated Transactions, any actions or omissions taken with the consent of the Investors or compliance by any party with the covenants and agreements herein or in the Chapter 11 Plan, or (i) any natural disaster, weather-related events or other acts of God, acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; provided further, however, that any of the changes, events or effects referred to in clauses (a), (b) or (i) immediately above may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent any such change, event or effect affects the Company or its Subsidiaries, taken as a whole, in a disproportionate manner when compared to the effect of such changes, events or effects on other Persons engaged in the industry in which the Company and/or its Subsidiaries operate.

Material Contracts: has the meaning given to such term in Section 2.26 hereof.

NDA: has the meaning given to such term in Section 4.11 hereof.

New By-Laws: means the Amended and Restated By-laws in the form and substance of Exhibit C annexed hereto.

New Charter: means the Amended and Restated Certificate of Incorporation in the form and substance of Exhibit B annexed hereto.

New Common Stock: has the meaning given to such term in the recitals hereof.

New Registration Rights Agreement: means a registration rights agreement in the form and substance of Exhibit G annexed hereto.

New Stockholders Agreement: means a stockholders agreement in the form and substance of Exhibit D annexed hereto.

Non-Consenting Investor: has the meaning given to such term in Section 10(c) hereof.

Non-Defaulting Investor: has the meaning given to such term in Section 1.3(a) hereof.

Order: means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made, or rendered by any court, administrative agency or other Governmental Body.

Organizational Documents: means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability or members agreement).

Original Agreement: has the meaning given to such term in the recitals hereof.

Original Papers: has the meaning given to such term in the recitals hereof.

Person: means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or any department or agency thereof.

Pre-Closing Period: has the meaning given to such term in Section 4.7 hereof.

Pro Rata Share: has the meaning given to such term in the Chapter 11 Plan.

Proceeding: means any action, arbitration, audit, hearing, investigation, inquiry, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.

Purchase Notice: has the meaning given to such term in Section 1.1(e) hereof.

Purchase Price: has the meaning given to such term in the recitals hereof.

Regulatory Action: has the meaning given to such term in Section 7(a)(v) hereof.

Related Fund: means, with respect to any Investor, any fund, account or investment vehicle that is controlled or managed by (i) such Investor, (ii) an Affiliate of such Investor, or (iii) the same investment manager or advisor as such Investor or an Affiliate of such investment manager or advisor.

Relevant Claims: has the meaning given to such term in Section 5.5(a) hereof.

Remaining Rights Offering Shares, Direct Subscription Shares and/or Unsubscribed Shares: has the meaning given to such term in Section 1.3(b) hereof.

Required Investor Vote: has the meaning given to such term in Section 10(b) hereof.

Requisite Investors means Investors whose Total Investor Commitment Amounts are equal to or greater than 66-2/3% of the Total Investor Commitment Amounts of all Investors; provided that any election, decision, determination, approval, consent, waiver or other action that this Agreement expressly requires to be taken or made by Requisite Investors that has, or would, if implemented, have an effect that is adverse to any Investor that is different from (other than in proportion to their respective economic interests under this Agreement) the manner in which it is adverse to any other Investor shall also require the approval of any such Investor so adversely affected in order to be approved by the “Requisite Investors”.

Rights: has the meaning given to such term in the recitals hereof.

Rights Offering: has the meaning given to such term in the recitals hereof.

Rights Offering Deadline: has the meaning given to such term on the Rights Offering Procedures.

Rights Offering Procedures: means the rights offering procedures included as an exhibit to the Disclosure Statement.

Rights Offering Shares: has the meaning given to such term in the recitals hereof.

Satisfaction Notice: has the meaning given to such term in Section 1.1(e) hereof.

Securities Act: means the Securities Act of 1933, as amended, and the rules promulgated pursuant thereto.

Securities Laws: has the meaning given to such term in Section 4.11 hereof.

Senior Notes: means the Company’s 12% Senior Secured Notes due 2015 issued pursuant to that certain Indenture (as amended, modified or supplemented), dated as of March 17, 2011, among the Company, the guarantors named therein, and Wilmington Trust FSB, as indenture trustee.

Shares: means, collectively, the Rights Offering Shares, the Direct Subscription Shares, the Backstop Shares and the Commitment Fee Shares.

Subsidiary: means, with respect to any Person (the “Parent”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Parent or one or more of its Subsidiaries. Unless otherwise qualified, all references to a “Subsidiary” in this Agreement shall refer to the Subsidiary of the Company.

Subscription Agent: has the meaning given to such term in Section 4.4 hereof.

Superior Proposal: has the meaning given to such term in Section 4.9(f)(iii) hereof.

Tax Returns: has the meaning given to such term in Section 2.16(a) hereof.

Taxes: means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person, and any liability therefor as a transferee, successor or otherwise.

Terminating Investor: has the meaning given to such term in Section 7(f) hereof.

Third Party Investor: has the meaning given to such term in Section 1.3(b) hereof.

Total Investor Commitment Amount: means, with respect to any Investor, the dollar amount set forth opposite the name of such Investor under the heading “Total Investor Commitment Amount” on Appendix 1 hereto, as such amount may be modified from time to time in accordance with the terms of this Agreement.

Transaction Expenses: has the meaning given to such term in Section 1.6 hereof.

Unaudited Financial Statements: has the meaning given to such term in Section 2.12 hereof.

Unsubscribed Shares: has the meaning given to such term in the recitals hereof.

Voting Record Date: has the meaning given to such term in the Disclosure Statement.

Any of the above-defined terms may, unless the context otherwise requires, be used in the singular or plural depending on the reference.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

K-V PHARMACUETICAL COMPANY

By:  _______________________________
Name:
Title:

[Signature Page to Second Amended and Restated Stock Purchase and Backstop Agreement]

CAPITAL VENTURES INTERNATIONAL

By: Susquehanna Advisors Group, Inc., its authorized agent

By:  __________________________________
Name:
Title:

[Signature Page to Second Amended and Restated Stock Purchase and Backstop Agreement]

GREYWOLF CAPITAL OVERSEAS MASTER FUND

By: Greywolf Capital Management LP, its Investment Manager

By:  __________________________________

Name:
Title:

GREYWOLF CAPITAL PARTNERS II LP

By: Greywolf Advisors LLC, its General Partner

By:  __________________________________

Name:
Title:

GREYWOLF OPPORTUNITIES FUND LLC

By: Greywolf Capital Management LP, its Managing Member

By:  __________________________________

Name:
Title:

[Signature Page to Second Amended and Restated Stock Purchase and Backstop Agreement]

KINGDON ASSOCIATES

KINGDON CREDIT MASTER FUND L.P.

KINGDON FAMILY PARTNERSHIP, L.P.

M. KINGDON OFFSHORE MASTER FUND L.P.

By: Kingdon Capital Management, L.L.C., in its

capacity as agent and investment adviser

By:  __________________________________

Name:
Title:

[Signature Page to Second Amended and Restated Stock Purchase and Backstop Agreement]

DEUTSCHE BANK SECURITIES INC.

(solely with respect to the Distressed Products Group)

By:  __________________________________

Name:
Title:

By:  __________________________________

Name:
Title:

[Signature Page to Second Amended and Restated Stock Purchase and Backstop Agreement]

Appendix 1

Investors

Investor	Rights Offering Shares	Direct Subscription Shares	Backstop Commitment Percentage	Number of Shares to be Received as a Commitment Fee	Total Investor Commitment Amount
Capital Ventures International	2,945,250	491,620	24.846%	254,262	$89.50 million
Greywolf Capital Overseas Master Fund	1,267,350	166,157	9.346%	103,636	$36.48 million
Greywolf Capital Partners II LP	815,150	107,917	6.053%	66,818	$23.52 million
Greywolf Opportunities Fund LLC	1,027,922	570,417	39.529%	184,659	$65.00 million
Deutsche Bank Securities Inc. (Solely with respect to the Distressed Products Group)	476,000	342,593	20.137%	94,318	$33.20 million
Kingdon	1,190,000	171,296	0.089%	77,557	$27.30 million